Execution Copy

ASSET PURCHASE AGREEMENT

by and among

RADIANT GLOBAL LOGISTICS, INC.,

ISLA INTERNATIONAL, LTD.

and

THE PARTNERS OF ISLA INTERNATIONAL, LTD.

November 15, 2011

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS		1

ARTICLE 2 TRANSFER OF ASSETS		2

2.1	Purchased Assets	2
2.2	Excluded Assets	2

ARTICLE 3 PURCHASE PRICE		3

3.1	Purchase Price for Purchased Assets	3
3.2	Allocation of Purchase Price	8
3.3	Objections; Dispute Resolution	8
3.4	Taxes	9
3.5	Prorations	10

ARTICLE 4 LIABILITIES		10

4.1	No Assumption of Liabilities	10
4.2	Retained Liabilities of Seller	10

ARTICLE 5 CLOSING		11

5.1	Closing	11
5.2	Deliveries by Seller	12
5.3	Deliveries by Buyer	13
5.4	Contemporaneous Effectiveness	13

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARTNERS		13

6.1	Organization, Good Standing and Power	14
6.2	Authorization of Agreement and Enforceability	14
6.3	No Violation; Consents	14
6.4	Partnership Interests	15
6.5	Sufficiency of Assets	15
6.6	Taxes	15
6.7	Financial Statements	16
6.8	Inventories	17
6.9	Absence of Undisclosed and Contingent Liabilities	17
6.10	Absence of Certain Changes or Events	18
6.11	Customers	19
6.12	Real Property	19
6.13	Tangible Personal Property	20
6.14	Condition of Buildings and Tangible Personal Property	20
6.15	Material Contracts	20
6.16	Title to Purchased Assets; Absence of Encumbrances; Sufficiency	22
6.17	Intellectual Property Matters	22
6.18	Licenses and Permits	23

i

6.19	Compliance with Laws	23
6.20	Absence of Certain Business Practices	24
6.21	Legal Proceedings	24
6.22	Labor Matters	24
6.23	Employment Related Matters	25
6.24	Effect of Transaction	25
6.25	No Finder	26
6.26	No Fraudulent Conveyance	26
6.27	Certain Securities Law Representations	26
6.28	Environmental Matters	27
6.29	Relationship With Related Persons	27
6.30	Banking Matters	28
6.31	Product and Service Warranties	28
6.32	Guarantees	28
6.33	Insurance	28
6.34	Completeness and Accuracy	28

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF BUYER		29

7.1	Organization, Good Standing, Power	29
7.2	Authorization of Agreement and Enforceability	29
7.3	No Violations; Consents	29
7.4	No Finder	29
7.5	Completeness and Accuracy	29

ARTICLE 8 COVENANTS PRIOR TO CLOSING		30

8.1	Access and Cooperation	30
8.2	Continuance of Business	30
8.3	Affirmative Covenants	31
8.4	Notification of Certain Matters	31
8.5	HSR Act; Other Filings	32
8.6	Satisfaction of Conditions; Cooperation	33
8.7	Third Party Consents	33
8.8	Exclusive Dealing	33

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		34

9.1	Accuracy of Representations and Warranties	34
9.2	Closing Deliveries	34
9.3	Performance of Agreement	34
9.4	Injunction	34
9.5	Actions and Proceedings	34
9.6	Consents	35

ARTICLE 10 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER		35

10.1	Accuracy of Representations and Warranties	35
10.2	Closing Deliveries	35
10.3	Performance of Agreement	35
10.4	Injunction	35

10.5	Actions or Proceedings	35

ARTICLE 11 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS		35

11.1	Indemnification	35
11.2	Baskets, Caps and Other Limits	36
11.3	Expiration of Representations, Warranties and Covenants	37
11.4	Methods of Asserting Claims for Indemnification	37
11.5	Right of Setoff	38

ARTICLE 12 TERMINATION		38

12.1	Termination	38
12.2	Effect of Termination	39

ARTICLE 13 ADDITIONAL AGREEMENTS OF THE PARTIES		39

13.1	Confidentiality	39
13.2	Non Competition	41
13.3	Non Solicitation	41
13.4	Injunctive Relief	42
13.5	Seller’s Post-Closing Operation	42
13.6	Payment of Liabilities	42
13.7	Payment of all Taxes Resulting from Sale of Purchased Assets by Seller	42
13.8	Customer and Other Business Relationships	43
13.9	Further Assurances	43
13.10	Restrictions on Seller Dissolution	43
13.11	Employees and Employee Benefits	43
13.12	Registration Rights	45
13.13	Effect of Certain Actions	51
13.14	Conduct of Laredo Business	51
13.15	No Transfer of Radiant Shares	52
13.16	Serna Agreement	52

ARTICLE 14 GENERAL		52

14.1	Expenses	52
14.2	Publicity	52
14.3	Partners’ Agent	53
14.4	Waivers	54
14.5	Binding Effect; Benefits	54
14.6	Intentionally Omitted	54
14.7	Notices	54
14.8	Entire Agreement	55
14.9	Resolution of Disputes	56
14.10	Counterparts	56
14.11	Headings	57
14.12	Construction	57
14.13	Governing Law and Choice of Forum	57
14.14	Cooperation	57
14.15	Severability	57

Exhibits

A	Definitions

B	Investment Representation Letter

C	Bill of Sale

D	Employment Agreements

E	Form of Seller’s Counsel Opinion

F	Conduct of Laredo Business

Schedules of Seller and the Partners

2.1(a)	Assumed Leases

2.1(g)	Assigned Contracts

2.2	Excluded Assets

3.1(b)(i)	Allocation of Closing Amount

6.1	Organization, Good Standing and Power

6.2	Authorization of Agreement and Enforceability

6.3	No Violation; Consents

6.6	Taxes

6.7	Financial Statements

6.9	Absence of Undisclosed and Contingent Liabilities

6.10	Absence of Certain Changes or Events

6.11	Customers

6.12	Real Property

6.13	Tangible Personal Property

6.15	Material Contracts

6.17	Intellectual Property Matters

6.19	Compliance with Laws

6.21	Legal Proceedings

6.23	Employment Related Matters

6.25	No Finder

6.29	Relationship with Related Persons

6.30	Banking Matters

6.31	Product and Service Warranties

6.33	Insurance

9.6	Required Consents

v

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated November 15, 2011 by and between RADIANT GLOBAL LOGISTICS, INC., a Washington corporation (the “Buyer”), ISLA INTERNATIONAL, LTD., a Texas limited partnership (the “Seller”), JONATHAN FULLER (“Fuller” or the “Partners’ Agent”) and ISLA GP, LLC, the partners of the Seller (the “Partners”).

RECITALS

WHEREAS, Seller has since inception been, and remains in the business of, the time critical, time sensitive, and cost sensitive domestic and international surface, air and ocean freight forwarding and transportation logistics business (the “Laredo Business”); and

WHEREAS, since 1996, Seller has operated the Laredo Business as a franchisee. Seller currently operates the Laredo Business pursuant to a Franchise Agreement dated March 24, 2006, a copy of which has been provided to Buyer (the “Franchise Agreement”); and

WHEREAS, in connection with the transactions contemplated hereunder, Seller has agreed to terminate the Franchise Agreement pursuant to that certain Termination, Release and Indemnification Agreement by and among Seller, Fuller, Buyer, and the former franchisor of the Laredo Business (the “Franchisor”) dated November 11, 2011 (the “Termination Agreement”); and to enter into this Agreement pursuant to which Seller has agreed to transfer to Buyer those assets of Seller used in connection with the operation of the Laredo Business and Buyer has agreed to acquire from Seller those assets used in connection with the operation of the Laredo Business, all upon the terms and conditions of this Agreement; and

WHEREAS, the Partners and the Seller have elected to appoint the Partners’ Agent as their sole and exclusive agent, representative and attorney-in-fact under this Agreement before and after the Closing of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Buyer and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

As used herein, the terms set forth in Exhibit “A” shall have the meanings set forth therein.

ARTICLE 2
TRANSFER OF ASSETS

2.1         Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in, to, and under all of the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller on the Closing Date, other than the Excluded Assets (hereinafter collectively referred to as the “Purchased Assets”), that, directly or indirectly, relate to, are involved with, or are used in the Laredo Business, including, without limitation, and subject to Section 8.7, the following:

(a)         the Assumed Leases to the extent that they are assignable to Buyer, and as they are identified in Schedule 2.1(a);

(b)         the Equipment and the Leased Equipment;

(c)         the Furnishings and Supplies;

(d)         all Tangible Personal Property, including those items described in Schedule 6.13;

(e)         all rights of Seller relating to security deposits or other deposits associated with or relating to any of the Assumed Leases or Assumed Liabilities;

(f)          the Intellectual Property to the extent assignable to Buyer, and as they are identified in Schedule 6.17;

(g)         the Contracts, as they are identified in Schedule 2.1(g);

(h)         the Business Records;

(i)          the Permits, to the extent that they are assignable to Buyer;

(j)          the Leased Premises to the extent that they are assignable to Buyer, and as they are identified in Schedule 6.9; and

(k)         the Goodwill.

2.2         Excluded Assets.  Notwithstanding the provisions of Section 2.1, it is expressly acknowledged and agreed that the Purchased Assets shall not include, and that the Seller shall not sell or convey to the Buyer, and the Buyer shall not purchase or accept from the Seller, the following assets (the “Excluded Assets”):

(a)         Any cash, bank deposits, marketable securities or similar cash equivalents of the Seller;

(b)         Any accounts receivable of the Seller arising out of or in connection with the Laredo Business, or otherwise relating to products or services of Seller to the extent sold or provided prior to the Closing Date;

(c)          All claims and rights of the Seller to federal, state, local and foreign Tax refunds, Tax refund claims, Tax credits and Tax deposits;

(d)         All accounting and financial records of Seller, and all records that the Seller is required by law to retain in its possession, provided that the Buyer shall be entitled to a copy thereof;

(e)          All rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, except to the extent covered in Section 2.1(e);

(f)          All insurance policies of Seller and all of Seller’s rights thereunder, including but not limited to all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets, the Assumed Liabilities or the Laredo Business prior to the Effective Time;

(g)         All claims of Seller that arise out of transactions prior to the Effective Time against third parties relating to the Purchased Assets or the operation of the Laredo Business, whether choate or inchoate, known or unknown, contingent or non-contingent;

(h)         All assets and rights of the Seller in and with respect to the Plans;

(i)          All other assets described in Schedule 2.2;

(j)          The tax returns, minute books and partnership records of the Seller;

(k)         A 2005 Land Rover LR3;

(l)          All American Express award points of the Seller;

(m)        The Intellectual Property, to the extent not assignable to Buyer; and

(n)         All rights of Seller under this Agreement.

ARTICLE 3
PURCHASE PRICE

3.1        Purchase Price for Purchased Assets.

(a)         The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer shall be an amount equal to:

(i)           Twelve Million Nine Hundred Fifty Six Thousand Five Hundred and Eighty-Two Dollars ($12,956,582) the (“Base Purchase Price”), plus

(ii)        the Tier 2 Earn-Out Payment as defined and discussed in Section 3.1(b)(iv) below.

(b)         The Buyer shall pay the Purchase Price as follows:

(i)          At the Closing, the Buyer shall deliver to the Seller, or on behalf of Seller, Seven Million Six Hundred Fifty Six Thousand Five Hundred Eighty Two Dollars ($7,656,582) (the “Closing Amount”) which shall be paid by wire transfer of immediately available funds to an account or accounts designated by the Seller, to the parties, and in the amount and manner designated on Schedule 3.1(b)(i) of this Agreement;

(ii)         On the three (3) month anniversary of the Closing (the “Stock Payment Date”), One Million Three Hundred Twenty Five Thousand Dollars ($1,325,000), shall be paid by the delivery to the Seller of “Radiant Shares,” which for purposes of this Agreement shall mean shares of the common stock, $.001 par value, of Radiant Logistics, Inc., the publicly-traded parent company of Buyer (“Radiant”). The shares of common stock of Radiant to be delivered on the Stock Payment Date will be valued at the Weighted Average Price for the thirty (30) trading days commencing 60 days prior to the Stock Payment Date. The certificates representing the Radiant Shares shall be delivered to the Seller not later than 10 business days after the Stock Payment Date and after delivery by the Seller of an Investment Representation letter in substantially the form attached hereto as Exhibit “B”, executed by the Seller, together with any and all such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by Radiant in connection with compliance with the provisions of the Securities Act or any state securities laws.  The Radiant Shares shall be issued as “restricted securities” under Rule 144 of the Securities Act, however, they may be subject to registration with the SEC as set forth hereunder.

(iii)        Tier-1 Earn-Out Payment.

(A)           The balance of $3,975,000 of the Base Purchase Price shall be payable as earn-out payments, in accordance with and subject to the adjustments set forth in Sections (A) through (G) below, in five (5) installments (collectively, the “Tier-1 Earn-Out Payments” and individually, a “Tier-1 Earn-Out Payment”) covering the four (4) year period following the Closing (each an “Earn-Out Period” and collectively, the “Earn-Out Periods”), as follows:

1.           the “2012 Earn-Out Payment” covering the period from the Closing Date to June 30, 2012 (the “2012 Earn-Out Period”);

2.           the “2013 Earn-Out Payment” covering the period from July 1, 2012 to June 30, 2013 (the “2013 Earn-Out Period”);

3.           the “2014 Earn-Out Payment” covering the period from July 1, 2013 to June 30, 2014 (the “2014 Earn-Out Period”);

4.           the “2015 Earn-Out Payment” covering the period from July 1, 2014 to June 30, 2015 (the “2015 Earn-Out Period”); and

5.           the “2016 Earn-Out Payment” covering the period from July 1, 2015 to the fourth anniversary of the Closing Date (the “2016 Earn-Out Period”).

(B)           The total possible amount of Tier-1 Earn-Out Payments to be made to Seller shall be $3,975,000, with (except as set out in Section (F) below) up to a maximum of $993,750 to be payable to the Seller for each Earn-Out Period that covers a full twelve-month period, and a pro rata amount thereof (as provided in Section 3.1(b)(iii)(E) below) for any Earn-Out Period that covers less than a twelve month period.

(C)           The full amount of each Tier-1 Earn-Out Payment shall be earned based on the Laredo Business having achieved a Modified Gross Profit Contribution of $6,927,644 for each respective Earn-Out Period that covers a full twelve month period, and a pro rata amount thereof (as provided in Section 3.1(b)(iii)(E) below) for any Earn-Out Period that covers less than a twelve month period (as applicable for each respective Earn-Out Period, the “Base Targeted Amount”).  To the extent the actual Modified Gross Profit Contribution of the Laredo Business during any Earn-Out Period is less than the Base Targeted Amount for the same period (such deficit referred to as the “Shortfall Amount”), the Tier-1 Earn-Out Payment for that Earn-Out Period shall be equal to the maximum Tier-1 Earn-Out Payment for that Earn-Out Period (as provided in Section 3.1(b)(iii)(B) above), reduced by the product of (1) the Shortfall Amount multiplied by (2) 51.97%.

(D)           The 2012 Earn-Out Payment, 2013 Earn-Out Payment, 2014 Earn-Out Payment, and the 2015 Earn-Out Payment, respectively, shall be payable on November 1 of 2012, 2013, 2014, and 2015, respectively, and the 2016 Earn-Out Payment shall be payable on the 90th day after the end of the fiscal quarter of Radiant in which the fourth anniversary of the Closing Date falls (the “Earn-Out Payment Dates”) subject to the dispute resolution provisions of Section 3.3 hereafter.

(E)           For purposes of determining the Tier-1 Earn-Out Payment for any Earn-Out Period that covers less than a full twelve month period, (1) the Base Targeted Amount shall be equal to $6,927,644 multiplied by the percentage obtained by dividing the number of days within the relevant period by 365; and (2) the maximum Tier-1 Earn-Out Payment shall be equal to $993,750 multiplied by the percentage obtained by dividing the number of days within the relevant period by 365.

(F)           In order to protect the Seller from temporary fluctuations in the Modified Gross Profit Contribution in any Earn-Out Period, a period-to-period analysis shall be made so that the difference between the full amount of the maximum potential Tier-1 Earn-Out Payment and the actual Tier-1 Earn-Out Payment paid as a result of incurring a Shortfall Amount can be recovered in a subsequent Earn-Out Period in the manner determined as follows. On each Earn-Out Payment Date, in addition to any Tier-1 Earn-Out Payment then due for the applicable Earn-Out Period as determined under Section 3.1(b)(iii)(C), the Buyer shall be required to pay to the Seller the difference between (1) the amount the Seller would have been entitled to receive in Tier-1 Earn-Out Payments if the excess (if any) of the Modified Gross Profit Contribution for each completed Earn-Out Period over the Base Targeted Amount for each applicable Earn-Out Period (the “Overage”) were added to the Modified Gross Profit Contributions for each completed Earn-Out Period for which there has been a Shortfall Amount to the extent (but only to the extent) necessary to eliminate such Shortfall Amount, minus (2) the total amount of Tier-1 Earn-Out Payments the Seller has received for all completed Earn-Out Periods. For clarity, the Overage will be spread over the completed Earn-Out Periods for which there has been a Shortfall Amount in such a way as to eliminate as completely as possible all Shortfall Amounts, provided that any particular portion of the Overage that is applied to the Shortfall Amount for a particular Earn-Out Period shall not be applied to the Shortfall Amount for any other Earn-Out Period.

(G)           The Buyer may elect, at its sole discretion, to satisfy up to twenty five (25%) percent of each Tier-1 Earn-Out Payment through the issuance of Radiant Shares; provided that, in the event the Buyer exercises its right of setoff under Section 11.5, the Buyer may not satisfy more than twenty five (25%) percent of the net amount of the Tier-1 Earn-Out Payment, after application of such setoff right, through the issuance of Radiant Shares.  The Radiant Shares to be issued in connection with the Tier-1 Earn-Out Payment will be valued at the Weighted Average Price for the period consisting of the thirty (30) trading days commencing 60 days prior to the applicable Earn-Out Payment Date (the “Tier-1 Measurement Period”) and the number of Radiant Shares to be issued will be equal to the dollar amount of the Tier-1 Earn-Out Payment to be made in Radiant Shares divided by such Weighted Average Price for the Tier-1 Measurement Period.  Seller shall deliver an Investment Representation letter in substantially the form attached hereto as Exhibit “B”, executed by the Seller, together with any and all such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by Radiant in connection with compliance with the provisions of the Securities Act or any state securities laws.  These shares shall be issued as “restricted securities” under Rule 144 of the Securities Act, however, they may be subject to registration with the SEC as set forth hereunder.

(iv)         Tier-2 Earn-Out Payment.

In addition to the Tier-1 Earn-Out Payment, the Buyer shall pay to the Seller on the 90th day after the end of the fiscal quarter of Radiant in which the fourth anniversary of the Closing Date falls (the “Tier-2 Earn-Out Payment Date”), an amount equal to twenty (20%) percent of the amount, if any, by which the cumulative Modified Gross Profit Contribution of all of the Earn-Out Periods exceeds $27,710,576 (the “Tier-2 Earn-Out Payment” and together with the Tier-1 Earn-Out Payment, the “Earn-Out Payments”); provided, however, that the maximum Tier-2 Earn-Out Payment shall be Two Million Dollars ($2,000,000); provided, further, that in the Buyer’s sole discretion, the Buyer may elect to satisfy up to twenty five (25%) percent of the Tier-2 Earn-Out Payment through the issuance of Radiant Shares; provided that, in the event the Buyer exercises its right of setoff under Section 11.5, the Buyer may not satisfy more than twenty five (25%) percent of the net amount of the Tier-2 Earn-Out Payment, after application of such setoff right, through the issuance of Radiant Shares.  The Radiant Shares issued in connection with the Tier-2 Earn-Out Payment will be valued at the Weighted Average Price for the thirty (30) trading days commencing 60 days prior to the Tier-2 Earn-Out Payment Date (the “Tier-2 Measurement Period”) and the number of Radiant Shares to be issued will be equal to the dollar amount of the Tier-2 Earn-Out Payment to be made in Radiant Shares divided by such Weighted Average Price for the Tier-2 Measurement Period.  Seller shall deliver an Investment Representation letter in substantially the form attached hereto as Exhibit “B”, executed by the Seller, together with any and all such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by Radiant in connection with compliance with the provisions of the Securities Act or any state securities laws.  These shares shall be issued as “restricted securities” under Rule 144 of the Securities Act, however, they may be subject to registration with the SEC as set forth hereunder.

(v)           Buyer and Seller have agreed to defer (1) any Tier-1 or Tier-2 Earn-Out Payment that would otherwise have been due hereunder if an event of default has occurred, and (2) any portion of any Tier-1 or Tier-2 Earn-Out Payment to the extent that the payment of such Tier-1 or Tier-2 Earn-Out Payment would result in an event of default having occurred, under any of the Buyer’s credit agreements with its lenders in effect from time to time (the “Senior Debt”).  Any such Tier-1 or Tier-2 Earn-Out Payments deferred will continue to be accrued on the financial books and records of the Buyer and shall be paid on the earlier of (i) the applicable Termination Date (as defined below) or (ii) 5 days after the cure or written waiver of any such default or event of default.  If Seller receives any Tier-1 or Tier-2 Earn-Out Payment in violation of this Section, Seller shall hold such Tier-1 or Tier-2 Earn-Out Payment in trust for Buyer and promptly return such payment to Buyer.  The term “Termination Date” shall mean the earliest to occur of: (1) the passage of 360 days from the delivery of a written notice of default by a lender to the Buyer with respect to any portion of the Senior Debt, (2) acceleration of the maturity date of any portion of the Senior Debt, (3) the occurrence of any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation or dissolution with respect to the Buyer and (4) any merger, sale or change of control of the Buyer.  Notwithstanding anything else in this Agreement, to the extent receipt of cash in respect of a Tier-1 or Tier-2 Earn-Out Payment is not permitted under the Buyer’s credit agreements but receipt of Radiant Shares in respect of such Tier-1 or Tier-2 Earn-Out Payment is permitted, the Seller shall have the option to take all or any portion of such Tier-1 or Tier-2 Earn-Out Payment in Radiant Shares.  To exercise this option, the Seller must give written notice to the Buyer within 15 days after the Seller receives written notice from the Buyer that the Buyer is not permitted to make the full Tier-1 or Tier-2 Earn-Out Payment in cash.  Notwithstanding anything else herein, the Radiant Shares to be issued in connection with the Tier-1 or Tier-2 Earn-Out Payment will be valued at the greater of (x) the price at which the Radiant Shares were issued pursuant to Section 3.1(b)(ii) or (y) the Weighted Average Price for Radiant Shares for the Tier-1 or Tier-2 Measurement Period applicable to the particular Earn-Out Period.  The number of Radiant Shares to be issued will be equal to the dollar amount of the Tier-1 or Tier-2 Earn-Out Payment to be made in Radiant Shares divided by the price determined pursuant to the immediately preceding sentence.  Seller shall deliver an Investment Representation letter in substantially the form attached hereto as Exhibit “B”, executed by the Seller, together with any and all such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by Radiant in connection with compliance with the provisions of the Securities Act or any state securities laws.  These shares shall be issued as “restricted securities” under Rule 144 of the Securities Act, however, they may be subject to registration with the SEC as set forth hereunder.

(vi)           The Buyer will employ Fuller after Closing under and subject to the terms of the Employment Agreement by and among Buyer and Fuller.  For the avoidance of doubt, the parties agree that if Fuller dies, becomes disabled, or terminates his employment with the Buyer, such termination, even if without “Good Reason” (as such term is defined in Fuller’s Employment Agreement), will not constitute a breach of this Agreement, and the Buyer will continue to have all of its obligations under this Agreement, including without limitation this Section 3.1.

(vii)           Notwithstanding anything to the contrary contained in this Agreement, at any time during this Agreement when Buyer is to deliver Radiant Shares to the Seller, Seller need not accept Buyer’s delivery of Radiant Shares if at the time of the delivery of such Radiant Shares, Radiant is not then (A) a reporting company whose shares are registered with the SEC under the Exchange Act, (B) in compliance with Rule 144(c)(1) of the Securities Act, or (C) maintaining the listing of its Common Stock on the quotation or reporting system on which its shares now trade, or on an over-the-counter market or reporting system, or on  the NYSE, NASDAQ or the American Stock Exchange; and upon that occurrence, Buyer shall deliver cash to the Seller in lieu of such Radiant Shares, to the extent permitted in this Agreement.

3.2        Allocation of Purchase Price.  The Purchase Price shall be allocated in accordance with the requirements of the Code (the “Allocation”); provided, that the amount of Purchase Price allocated to the covenant not to compete shall not exceed $100,000.  The Allocation shall be prepared by the Buyer for the review and approval of the Seller by the sixtieth (60th) business day after the Closing Date.  If within thirty (30) days after delivery of the Allocation, the Seller notifies the Buyer in writing that the Seller objects to the Allocation, the Buyer and the Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) business days.  In the event the Parties are unable to resolve any such dispute within such twenty (20) business day period, the Parties will engage the Independent Accountants to resolve such dispute as promptly as practicable in accordance with Section 3.3.  After the Closing, the parties shall jointly prepare and file IRS Form 8594, which shall make consistent use of the allocation, fair market value and useful lives specified in the Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or the Partners shall contend or represent that such allocation is not a correct allocation.

3.3         Objections; Dispute Resolution.

(a)         The Buyer shall prepare and deliver to the Seller, along with the Tier-1 Earn-Out Payment or the Tier-2 Earn-Out Payment, as the case may be, a certificate (the “Earn-Out Certificate”) signed by a senior executive of the Buyer setting forth the amount and method of calculating the amounts paid.

(b)         If the Seller concludes that any matter reported in the Earn-Out Certificates is not accurate, or that the Seller cannot determine whether any such matter is accurate, the Seller shall, within fifteen (15) Business Days after its receipt of such Earn-Out Certificate (the “Response Period”), deliver to the Buyer a written statement (the “Objection Notice”): (i) setting forth in reasonable detail the nature of the objections to each of any discrepancies believed to exist, and (ii) requesting all additional information required by the Seller to perform calculations relating to matters contained in such certificate. If no Objection Notice is given within the Response Period, then the calculations set forth in an Earn-Out Certificate shall be controlling for all purposes of this Agreement.

(c)         If an Objection Notice is timely given within the Response Period, Buyer shall provide Seller all requested information included in the Objection Notice within fifteen (15) days; thereafter, Buyer and Seller shall use good faith efforts to jointly resolve any properly noticed objections and discrepancies within thirty (30) days of the receipt by Buyer of an Objection Notice, which resolution, if achieved, shall be fully and completely binding upon all Parties to this Agreement and not subject to further review, appeal, or dispute.

(d)         If Buyer and Seller are unable to resolve the objections and discrepancies set forth in such Objection Notice to their mutual satisfaction within such thirty (30) day period, then the matter shall be submitted to the Independent Accountants.  In submitting a dispute to the Independent Accountants, Buyer and Seller shall concurrently furnish, at their own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other Party either being present or receiving a concurrent copy of any written communication.  The Independent Accountants shall promptly (but not to exceed seventy-five (75) days from the date of engagement of the Independent Accountants) render a decision on the issues presented, and such decision shall be final and binding on all of the Parties to this Agreement.

(e)          The Seller and the Buyer shall each pay one-half of the fees and disbursements of any Independent Accountants.

(f)          In connection with its review of all matters arising under the Earn-Out Certificate, the Buyer shall provide the Seller and its representatives complete access to the books, records, personnel and facilities of or pertaining to the Buyer.

3.4         Taxes.   The Seller shall bear and be responsible for the payment of all Taxes related to, or that arise as a result of the transfer of the Purchased Assets or otherwise arise out of the transactions contemplated by this Agreement (including all Taxes measured by the income of the Seller, if any) that are imposed by any state, local, federal or foreign governmental authority, including any political subdivision thereof, notwithstanding the Party upon which such Taxes are actually imposed. Buyer shall furnish to Seller properly completed exemption, resale or similar certificates, to the extent that such certificates are required by law, for any Taxes from which Buyer claims to be exempt.

3.5        Prorations.   At the Closing, fuel, tax, municipal assessments, rents, utilities and storage fees, and other like matters associated with the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date.

ARTICLE 4
LIABILITIES

4.1        No Assumption of Liabilities.   Seller shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances and Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, assume or become responsible for any Liabilities of Seller or any other Person, except for, and only for, the Liabilities of Seller under the transferred Contracts to the extent such Liabilities relate to the period from and after the Closing, which Buyer hereby agrees to assume (such Liabilities under the Assumed Leases and transferred Contracts that relate to the period from and after the Closing, the “Assumed Liabilities”).

4.2        Retained Liabilities of Seller.   The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller incurred in connection with the operation of the Laredo Business, or otherwise, other than the Assumed Liabilities, including:

(i)          any Liability arising out of or in connection with the Laredo Business, or otherwise relating to products or services of Seller to the extent sold or provided prior to the Closing Date, other than to the extent assumed under Section 4.1;

(ii)         any Liability under any Contract assumed by Buyer pursuant to Section 4.1 that arises after the Closing Date but relates to operations of the Laredo Business prior to the Closing, including services performed or any alleged breach or default thereunder arising prior to the Closing Date;

(iii)        any claim made against Seller relating to services performed or shipments made on or before the Closing Date;

(iv)        any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Laredo Business or ownership of the Purchased Assets prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(v)         any Liability under any Contract not assumed by Buyer under Section 4.1;

(vi)        any Liabilities arising out of or relating to the operation of the Laredo Business prior to the Closing Date or Seller’s leasing, ownership or operation of real property prior to the Closing Date relating to a failure or alleged failure to comply with any applicable Environmental Law;

(vii)       any Liability under the Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both, with the exception of (A) up to $27,000 of paid time off costs for such of Seller’s employees that will become employed by the Buyer after the Closing Date, and (B) all of Seller’s costs of complying with COBRA for the period after Closing with respect to any Seller employees hired by Radiant, with all such obligations being assumed by Buyer;

(viii)      any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(ix)         any Liability arising out of or relating to any employee grievance, arising as a result of employment with Seller prior to the Closing Date whether or not the affected employees are hired by Buyer;

(x)          any Liability of Seller to any Partner or Related Person of Seller or any Partner;

(xi)         any Liability to indemnify, reimburse or advance amounts to any manager, officer, director, employee or agent of Seller;

(xii)        any Liability to distribute to any of Seller’s Partners or otherwise apply all or any part of the consideration received hereunder;

(xiii)       any Liability arising out of any Proceeding pending as of the Closing Date;

(xiv)      any Liability arising out of any Proceeding commenced after the Closing Date to the extent arising out of or relating to any occurrence or event happening prior to the Closing Date;

(xv)       any Liability to the extent arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Authority;

(xvi)      any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated under this Agreement; and

(xvii)     any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Date.

ARTICLE 5
CLOSING

5.1        Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) may take place electronically following an email exchange of executed signature pages of all documents to be delivered pursuant hereto once the conditions set forth in Articles 9 and 10 have been satisfied or waived or at such other place and time or on such other date as may be mutually agreed upon by Buyer and Seller. The date upon which the Closing shall occur shall be referred to in this Agreement as the “Closing Date.” The conveyance of the Purchased Assets and the assumption of the Assumed Liabilities shall be effective as of 7:00 a.m., Eastern Standard Time, on the Closing Date (the “Effective Time”).

5.2         Deliveries by Seller.   At the Closing, Seller shall execute and deliver the following:

(a)         An instrument of assignment, in form and substance satisfactory to Buyer, assigning all trademarks and service marks which are included in the Intellectual Property;

(b)         A general bill of sale and assignment, in the form attached hereto as Exhibit “C”, transferring to Buyer all of Seller’s right, title, and interest in the Purchased Assets not covered by the assignments referred to in subsection (a) of this Section 5.2;

(c)          The Business Records;

(d)         An employment agreement between the Buyer and each of the employees of Seller (the “Employees”) listed in Exhibit “D,” in the forms attached hereto as Exhibit “D” (the “Employment Agreements”) duly executed by each Employee;

(e)          A certificate of the Seller and the Partners to the effect that: (i) all representations and warranties made by the Seller and the Partner under this Agreement are true and correct as of the Closing Date, as though originally given to Buyer on the Closing Date; (ii) the Seller and the Partners have performed all obligations to be performed by the Seller and the Partners under this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article 9 have been satisfied;

(f)          A certificate of good standing of the Secretary of the State of Texas, dated within fifteen (15) days of the Closing Date, to the effect that the Seller is in good standing under the laws of such State;

(g)         Copies of the Seller’s certificate of formation and partnership agreement in effect as of the Closing Date certified by the Secretary of the Seller dated at or about the Closing Date;

(h)         Copies of all Seller resolutions adopted by the Partners authorizing the transactions contemplated by this Agreement;

(i)          An opinion of Seller’s counsel in the form of Exhibit E;

(j)           Such additional instruments of conveyance and transfer as Buyer may reasonably request in order to more effectively vest in Buyer the Purchased Assets;

(k)         A duly executed certificate of non-foreign status substantially in the form set forth in, and in accordance with, Treasury Regulations promulgated under Section 1445 of the Code (a “FIRPTA Certificate”) (provided, however, that, notwithstanding anything to the contrary in this Agreement, if the Buyer does not obtain a FIRPTA Certificate from the Seller, the Buyer shall be entitled to proceed with the Closing and withhold from the Closing Amount, the appropriate amounts required to be withheld pursuant to Section 1445 of the Code); and

(l)           A final executed Termination Agreement and related UCC-3 evidencing the termination of all security interests of the Franchisor in the Purchased Assets.

5.3        Deliveries by Buyer.   At the Closing, Buyer shall execute and/or deliver the following:

(a)         the Closing Amount in the manner set forth in Schedule 3.1(b)(i);

(b)         the Employment Agreements duly executed by the Buyer;

(c)         A certificate of the Buyer to the effect that: (i) all representations and warranties made by the Buyer under this Agreement are true and correct as of the Closing Date, as though originally given to Seller on the Closing Date; (ii) the Buyer has performed all obligations to be performed by it under this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article 10 have been satisfied;

(d)         A certificate of good standing of the Secretary of the State of Washington dated within fifteen (15) days of the Closing Date, to the effect that the Buyer is in good standing under the laws of such State;

(e)         An opinion of Buyer’s counsel in form and substance reasonably satisfactory to Seller;

(f)          Copies of the Buyer’s certificate of incorporation and bylaws certified by the Secretary of the Buyer dated at or about the Closing Date; and

(g)         Copies of all resolutions adopted by the board of directors of the Buyer authorizing the transactions contemplated by this Agreement.

5.4        Contemporaneous Effectiveness.  All acts and deliveries required by this Article 5, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE PARTNERS

To induce Buyer to enter into this Agreement, Seller and the Partners, jointly and severally, hereby make the following representations and warranties to Buyer, Subject to the disclosure schedules (the “Schedules”) attached hereto, which are numbered to correspond to the various sections of this Article 6 and set forth certain exceptions to the corresponding representations and warranties contained in this Article 6 and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated in any other part of the Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

6.1         Organization, Good Standing and Power.

(a)         Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite power and authority to own the Purchased Assets and to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations to be performed by it pursuant to this Agreement. Each jurisdiction in which Seller is qualified or licensed to do business is set forth in Schedule 6.1. Seller has not, during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any person or entity. Schedule 6.1 sets forth all fictitious names under which the Seller or such predecessors have conducted business.

(b)         As set forth in Schedule 6.1, prior to April 2001, the Laredo Business was operated by Isla International, Inc., a Texas corporation.  In April 2001, Isla International, Inc. was converted into Isla International, Ltd., a Texas limited partnership.  Seller has, since April 2001, operated the Laredo Business as a Texas limited partnership.

6.2        Authorization of Agreement and Enforceability.   The Partners and the Seller have the full capacity, power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. This Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the Partners and the Seller, and are the legal, valid and binding obligations of the Seller and the Partners, enforceable against them in accordance with their terms. Other than as set forth on Schedule 6.2, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Partners or the Seller in connection with the execution, delivery or performance by the Partners or the Seller of this Agreement or the Ancillary Agreements. This Agreement constitutes, and the Ancillary Agreements when executed will constitute, legal, valid and binding obligations of Seller and the Partners, enforceable against them in accordance with their terms.

6.3        No Violation; Consents.   Except as set forth on Schedule 6.3, Seller is not in default under or in violation of any provision of (a) its certificate of formation or partnership agreement, or (b) any agreement, understanding, arrangement, indenture, contract, lease, sublease, license, sublicense, franchise, loan agreement, note, restriction, obligation or liability to which it is a party or by which it is bound or to which it or its assets are subject (individually, an “Instrument” and collectively, the “Instruments”). Except as set forth on Schedule 6.3, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Seller or the Partners, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of formation or partnership agreement of Seller, nor (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument, nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument, nor (iv) result in the creation of any Encumbrance on the Purchased Assets, nor (v) conflict with, violate or result in a breach of or constitute a default under, any Applicable Law to which Seller or the Partners or any of their assets or properties is subject, nor (vi) require the Seller or the Partners to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or any other Person.

6.4        Partnership Interests.   The Partners are all of the partners of the Seller. The partnership interests held by the Partners in Seller are the only partnership interests or other equity interests in Seller ever issued and outstanding.

6.5        Sufficiency of Assets.   The Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, currently used to operate Seller’s business in the manner presently operated by Seller and (b) include substantially all of the operating assets of Seller.

6.6        Taxes.

(a)         Schedule 6.6 contains a list of the Tax Returns which the Seller has filed for any taxable periods ended on or after December 31, 2007 (“Tax Returns”). Seller has provided Buyer with true, correct, and complete copies of all such Tax Returns.

(b)         Except as set forth on Schedule 6.6 attached hereto:

(i)           Seller (A) has timely and properly filed or caused to be filed all Tax Returns which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject, all such tax returns being true and correct and complete in all respects, (B) has timely paid or caused to be paid in full all Taxes which are or have become due and payable to all taxing authorities with respect to such returns and periods, (C) has made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose, and (D) has otherwise satisfied, in all material respects, all applicable laws and agreements with respect to the filing of Tax Returns and the payment of Taxes.

(ii)          There are no Tax deficiencies proposed or, to Seller’s knowledge, threatened against Seller, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against Seller or any actions, suits, proceedings, investigations or claims now pending against the Seller with respect to any Tax, or any matter under discussion with any governmental authority relating to any Taxes.

(iii)        Schedule 6.6 identifies all audits of Seller’s Tax Returns, if any, including a reasonably detailed description of the nature and outcome of each audit.  Seller has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes.

(iv)        Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, member, or any other third party for which withholding obligations are imposed.

(v)         Seller has prepared all Tax Returns on the cash method of accounting. Seller has not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Internal Revenue Code in taxable income for any taxable year beginning on or after the Closing Date.

(vi)        Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law.  Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 and 6662(A) of the Code.

(vii)       For federal income tax purposes, Seller has been taxed as an S corporation since January 1, 2001.

6.7         Financial Statements.

(a)         Schedule 6.7 hereto contains true, correct and complete copies of the audited financial statements of Seller for its two most recently completed fiscal years ended December 31, 2009 and December 31, 2010 (the “Annual Financial Statements”) and unaudited financial statements of Seller for the six (6) month period ended June 30, 2011 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of Seller at the dates and for the periods covered by such Financial Statements; provided, however, that neither the Annual Financial Statements nor the Interim Financial Statements are in accordance with GAAP to the extent discussed in  “Revenue recognition and purchased transportation costs” in Note 2 to the Annual Financial Statements, and provided further that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. All liabilities and obligations of Seller outstanding as of the dates of the Financial Statements required to be reflected as liabilities in accordance with GAAP have been included in the Financial Statements. There have been no material changes in the financial condition, assets, liabilities, or results of operations of Seller from June 30, 2011 to the date hereof, except changes in the Ordinary Course of Business, none of which, either singly or in the aggregate, has been materially adverse. Since June 30, 2011, Seller has conducted its business in a normal and customary manner. The books and records of the Seller from which the Financial Statements were prepared properly and accurately record the transactions and activities which they purport to record.

(b)         Seller has not engaged in any transaction, maintained any bank account, or used any corporate funds except for the transactions, bank accounts or funds which have been and are reflected in Seller’s books and records.

(c)          Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.8        Inventories.   Seller has no Inventory.

6.9        Absence of Undisclosed and Contingent Liabilities.

Except as set forth on Schedule 6.9:

(a)         Seller has no Liabilities except (i) Liabilities which are reflected and properly reserved against it in the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2011, and (iii) Liabilities arising under the Contracts set forth in the Schedules or which are not required to be disclosed on such Schedules and which have arisen in the Ordinary Course of Business.

(b)         Seller has no Liabilities that relate to any breach of contract, breach of warranty, tort, infringement or violation of law, or arose out of any action, order, writ, injunction, judgment, or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute.

(c)         The reserves for Liabilities set forth on the balance sheets included in the Financial Statements are sufficient to provide coverage for contingent or other Liability that may arise after June 30, 2011.

6.10      Absence of Certain Changes or Events.  Except as otherwise set forth on Schedule 6.10, since June 30, 2011, Seller has not failed to operate in the Ordinary Course of Business and has not:

(a)         Permitted to lapse any rights in any Permit or Intellectual Property owned or used by it other than in the Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

(b)        Amended in any material respect or terminated any Contract other than in the Ordinary Course of Business;

(c)         Suffered, sustained or incurred any Material Adverse Change;

(d)        Sold, transferred, replaced or leased any of the Purchased Assets other than in the Ordinary Course of Business;

(e)         Suffered material damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance, excluding normal wear and tear;

(f)         Waived or released any material rights with respect to the Purchased Assets or the Laredo Business;

(g)        Changed the accounting methods used by Seller;

(h)        Entered into any transaction  or contract or made any commitments (for capital expenditures or otherwise) other than in the Ordinary Course of Business;

(i)          Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

(j)          Issued any note, bond or other debt security or created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation, or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

(k)         Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

(l)          Discharged or satisfied any Encumbrance, or paid any material Liability, other than current Liabilities shown on the most recent balance sheet included in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since June 30, 2011;

(m)        Changed Seller’s authorized or issued equity securities, grant of any option or right to purchase equity of Seller or issuance of any security convertible into such equity;

(n)        Amended its Governing Documents;

(o)        Increased the salary, wage or other compensation or level of benefits payable or to become payable by the Seller to any of its employees, officers, or directors, including, without limitation, granting, paying or accruing any bonus (other than holiday bonuses in the Ordinary Course of Business), incentive compensation, service award, or other similar benefit, other than any wage increases or raises to non-officer or non-director employees in the Ordinary Course of Business;

(p)        Incurred any Liability other than in the Ordinary Course of Business;

(q)        Disposed of, or permitted to lapse, any Intellectual Property rights or disclosed any trade secret, process or know-how to any Person not an employee;

(r)          Terminated any Key Employees of the Seller;

(s)         Incurred any termination of any material customer account or group of accounts or received notice from any customer, supplier, vendor, Governmental Authority or any other Person which could give rise to or result in a Material Adverse Effect on the Seller; and

(t)          Entered into any contract to do any of the foregoing.

6.11      Customers.

(a)         Principal Customers.  Schedule 6.11 contains a true and correct schedule identifying, for the periods ended 2009 and 2010 and for the period from January 1, 2011 through September 30, 2011, the principal customers of the Seller (the “Principal Customers”) consisting of: (i) the fifteen largest customers of Seller based on the percentage of revenue represented by those customers; and (ii) those customers that account for no less than fifty (50%) percent of the gross revenues of the Seller.

(b)         No Material Change.  Except as identified on Schedule 6.11: (i) from June 30, 2011 through the Closing Date hereof there has not been any material reduction in the level of business undertaken by Seller on behalf of its Principal Customers; (ii) through the Closing Date hereof none of the Principal Customers have terminated their relationship with the Seller; and (iii) through the Closing Date hereof Seller has not been informed by any of the Principal Customers that they intend to terminate their relationship with the Seller or materially reduce the level of business they do with Seller.

6.12      Real Property.

(a)         Real Property. Seller has the right to use all real property used for the conduct of its business as presently conducted. Schedule 6.12 identifies all such real property. Schedule 6.12 identifies all leases of real property under which Seller is the lessee. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by Seller to Buyer. Seller enjoys quiet and undisturbed possession under each of said leases. Seller’s interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by Seller, other than the lessor thereof. Said leases are valid and binding and in full force and effect, and Seller is not in default as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

(b)         Use of the Leased Property. To the Seller’s knowledge, the use of the leased property has not violated any zoning, use or building restriction.

6.13      Tangible Personal Property.  Seller owns or has the right to use all Tangible Personal Property presently utilized in the Laredo Business and included in the Purchased Assets. Schedule 6.13 sets forth a list of the tangible personal property of Seller included in the Purchased Assets. Except for property disposed of in the Ordinary Course of Business of Seller, Seller has all right, title and interest in, and good title to, the Tangible Personal Property free and clear of any Encumbrance of any kind or nature whatsoever. With respect to each item of Tangible Personal Property, (i) there are no leases, subleases, licenses, options, rights, or concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of Tangible Personal Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of Tangible Personal Property or portion thereof or interest therein, and (iii) there are no parties other than Seller which are in possession of or are using such Tangible Personal Property. True, complete and correct copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by Seller to Buyer.

6.14      Condition of Buildings and Tangible Personal Property.  To Seller’s knowledge, (i) all of the premises occupied and the items of Tangible Personal Property are in such operating condition and repair as are necessary for the conduct of the Laredo Business, and are free from any material defect, and have been maintained in all material respects in accordance with the past practice of the Laredo Business and generally accepted industry practice, and (ii) no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased personal property of the Laredo Business is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

6.15       Material Contracts.

(a)         Schedule 6.15 contains a true, correct, and complete list of all of the material contracts of Seller which shall consist of all agreements, leases, licenses, contracts, obligations, promises, commitments,  arrangements, understandings, or undertakings (whether oral or written or express or implied) to which Seller is a party, under which the Seller may become subject to any obligation or liability, or by which the Seller or any of its assets may become bound (collectively, the “Material Contracts”) that satisfy any of the following:

(i)          each arrangement, agreement, contract or understanding that involves performance of services or delivery of goods or materials by Seller in an amount or for a value in excess of $20,000;

(ii)         each arrangement, agreement, contract or understanding that was not entered into in the Ordinary Course of Business;

(iii)        each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other arrangement, agreement, contract or understanding affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms of less than one year);

(iv)        each licensing agreement or other arrangement, agreement, contract or understanding with respect to patents, trademarks, copyrights, or other intellectual property (regardless of whether Seller is the licensee or licensor thereunder), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any intellectual property assets of Seller;

(v)         each collective bargaining agreement or other arrangement, agreement, contract or understanding with any labor union or other employee representative of a group of employees;

(vi)        each joint venture, partnership, and other arrangement, agreement, contract or understanding (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

(vii)       each arrangement, agreement, contract or understanding containing covenants that in any way purport to restrict the business activity of Seller;

(viii)      each arrangement, agreement, contract or understanding providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)         each power of attorney that is currently effective and outstanding;

(x)          each arrangement, agreement, contract or understanding for capital expenditures in excess of $20,000;

(xi)         each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(xii)        each confidentiality and non-disclosure agreement (whether Seller is the beneficiary or the obligated party thereunder);

(xiii)       each employment contract, consulting contract, or severance agreement, including contracts (A) to employ or terminate officers or other personnel and other contracts with present or former officers or directors of Seller or (B) that will result in the payment by, or the creation of, any Liability of Seller, the Partners or Buyer to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(xiv)      each arrangement, agreement, contract or understanding with a Related Person;

(xv)       any other arrangement, agreement, contract or understanding under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Laredo Business or Seller; and

(xvi)      each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)         Except as set out in Schedule 6.15, true, correct and complete copies of each Material Contract listed in Schedule 6.15 have been made available to Buyer. Except as otherwise set forth on Schedule 6.15; (i) all of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms; (ii) neither Seller nor, to Seller’s knowledge, any other party is in default or in arrears under the terms of any Material Contract, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default by Seller thereunder or, to Seller’s knowledge, by any other party; (iii) Seller has fulfilled, or taken action to fulfill when due, all of its material obligations under each of the Material Contracts, and neither Seller nor the Partners have reason to believe that the products or services called for by any executory Material Contract cannot be supplied in accordance with the terms of such Material Contract; and (iv) Seller has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, Liability for breach of warranty (whether or not covered by insurance) on the part of Seller with respect to services rendered or products sold by Seller.

6.16      Title to Purchased Assets; Absence of Encumbrances; Sufficiency.  Seller owns and will transfer to Buyer at the Closing good, marketable and indefeasible title to all of the Purchased Assets, free and clear of all Encumbrances. The Purchased Assets are all of the assets (other than the Excluded Assets) that are used, held for use or intended to be used in the operation or conduct of the Laredo Business as currently conducted.

6.17      Intellectual Property Matters.  The corporate name of Seller and the trade names and service marks listed in Schedule 6.17 are the only names and service marks which are used by the Seller in the operation of the Laredo Business. Schedule 6.17 includes an identification of all Intellectual Property used in the Laredo Business, excluding “off the shelf,” “packaged” and “shrink-wrap” software sold to the public. Except as noted on Schedule 6.17, Seller owns, or has enforceable rights to use all Intellectual Property presently in use by it and necessary for the operation of the Laredo Business as now being conducted or as proposed to be conducted; there are no outstanding licenses or consents granting third parties the right to use the Intellectual Property of Seller; Seller has received no notice of any adversely held patent, invention, trademark, copyright, service mark or trade name, or trade secret of any Person, or any claims of any other Person relating to any of the Intellectual Property; there is no presently known threatened infringement of any such Intellectual Property; and the manufacture, sale or use of any products or services now or heretofore provided by Seller did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others.

6.18      Licenses and Permits.   Seller has secured all Permits necessary for the conduct of the Laredo Business, except for those Permits, the absence of which, either alone or in the aggregate, would not have a Material Adverse Effect upon the Laredo Business or Seller.  With respect to each Permit, (a) such Permit is in full force and effect, (b) Seller (or other designated permittee or licensee thereunder) is and has been in compliance in all material respects with the terms, provisions and conditions thereof and Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits, (c) there are no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative action(s) or Proceeding(s) affecting such Permit, and (d) no condition exists and no event has occurred, that (whether with or without notice, lapse of time or the occurrence of any other event) would cause the suspension or revocation of such Permit.

6.19      Compliance with Laws.

Except as otherwise set forth on Schedule 6.19:

(a)         Seller is in compliance with all Applicable Laws, including those relating to occupational health and safety or the environment. Seller has not received any communication during the past five years from a Governmental Authority that alleges that the Seller is not in compliance with any Applicable Laws. Seller has not received any written notice that any investigation or review by any Governmental Authority with respect to any Purchased Asset or the Laredo Business is pending or that any such investigation or review is contemplated. To the Seller’s knowledge, the current use by Seller of the plants, offices and other facilities located on Leased Premises does not violate any local zoning or similar land use or government regulations in any respect.

(b)         Seller has at all times conducted, and is presently conducting, the Laredo Business so as to comply with all laws, ordinances and regulations applicable to the ownership or use of the Purchased Assets.

(c)          Neither the Seller nor any Partner, officer, agent, employee or other person associated with or acting on behalf of the Seller has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to a United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence, payment, kickback or other unlawful payment.

6.20      Absence of Certain Business Practices.  Neither Seller nor any Person authorized to act on its behalf has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Seller or the Laredo Business (or assist Seller in connection with any actual or proposed transaction) which would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

6.21      Legal Proceedings.   Except as set forth in Schedule 6.21, there are no Proceedings, claims or demands pending or to Seller’s Knowledge, threatened (i) against or involving Seller or any of its Partners (in their capacity as such), or (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated by this Agreement, or (iii) which would prevent Seller from consummating the transactions contemplated by this Agreement.  There is no state of facts existing which is reasonably likely to give rise to any such action, suit, proceeding, claim, demand or investigation.  There are no Proceedings pending or to Seller’s Knowledge, threatened against or involving Seller by or before any Governmental Authority, or to the Knowledge of the Seller, state of facts existing which is reasonably likely to give rise to any such Proceedings.  Seller is not in violation of any Injunction.

6.22       Labor Matters.

(a)          Seller is not a party to, or bound by, any labor agreement or collective bargaining agreement or other similar arrangement with any labor organization, group, union or association.

(b)         No collective bargaining agreement is being negotiated by Seller. There is no pending or, to Seller’s knowledge, threatened labor dispute, strike, work stoppage, lock-out or other labor action against or affecting Seller. Seller has not committed any unfair labor practice. There is no pending or, to Seller’s knowledge, threatened charge or complaint against Seller by or before the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable agency of any other State of the United States.

(c)         Seller is in compliance with the Immigration Reform and Control Act of 1986, as amended, and has ready for transfer as part of the assets of the Laredo Business any and all Employment Eligibility Verification Forms (I-9) for Employees hired by Buyer at or after Closing.

(d)         There has not been in respect of the Laredo Business any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification (“WARN”) Act of 1988, as amended, or any similar state or local law or regulation within the one hundred twenty (120) days prior to the execution of this Agreement.

6.23       Employment Related Matters.

(a)         All directors, partners, officers, independent contractors and employees of Seller who (i) on an annualized basis receive more than $75,000 per annum based on current levels of compensation, or (ii) for the one year preceding the date hereof have received an aggregate sum of more than $75,000, are set forth on Schedule 6.23. The current salaries, job descriptions, and locations of such officers and employees are also set forth in Schedule 6.23.

(b)         Schedule 6.23 contains a complete list of all employment arrangements, all pension, retirement, profit sharing and bonus plans, and all deferred compensation, health, welfare, all severance management, and other similar plans for the benefit of any employees of Seller (“Plans”), including employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Seller at present is not, and during the five (5) year period preceding the Closing Date will not have been, a party to any collective bargaining agreement. Seller has never been a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and has never maintained a defined benefit pension plan or contributed to a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of each Plan have heretofore been delivered by Seller to Buyer.

(c)         With respect to each Plan:

(i)           there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or threatened with respect to each such Plan, its related trust, or any fiduciary, administrator or sponsor of such Plan; and

(ii)          each such Plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code and other applicable laws.

(d)         Except as set forth in Schedule 6.23, Seller is not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

(e)         Except as set forth in Schedule 6.23, Seller has complied with all applicable laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. Seller is not engaged in any unfair labor practice. Seller has complied with all applicable provisions of the Immigration Reform and Control Act of 1986.

(f)          Except as set forth in Schedule 6.23, Seller has not entered into any severance or similar arrangement in respect of any present or former employee that will result in an obligation (absolute or contingent) of Seller to make any payment to any present or former employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

6.24      Effect of Transaction.  No creditor, employee, client, customer or other Person having a material business relationship with Seller has informed Seller that such Person intends to change such relationship because of the purchase and sale of the Purchased Assets or the consummation of any other transaction contemplated hereby.

6.25      No Finder.    Except as otherwise set forth on Schedule 6.25, Seller has not taken any action that would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement. Seller shall be responsible for any such fee or commission.

6.26      No Fraudulent Conveyance.    Seller is entering into this Agreement and the transactions contemplated hereby without the intent to hinder, delay, or defraud any creditor of Seller. This Agreement provides for the receipt by Seller of reasonable value for the Purchased Assets. Seller is, after giving effect to the transactions contemplated hereby, solvent, able to pay its Liabilities as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, will not be rendered insolvent by the execution and delivery of this Agreement or by completion of the transactions contemplated hereby, and taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

6.27       Certain Securities Law Representations.  Seller:

(a)          Has such knowledge and experience in financial business matters that it is capable of evaluating the merits and risks of the investment in the Radiant Shares;

(b)         Is receiving such shares for investment for its own account and not with a view to, or for resale in connection with, the distribution of other disposition thereof, other than to Seller’s Partners, each of which is an accredited investor as defined in the Securities Act;

(c)         Has been given the opportunity to obtain any information or documents relating to and ask questions and receive answers about, Buyer and the business and prospects of Buyer which it deems necessary to evaluate the merits and risks related to its investment in such shares and to verify the information received, and its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its receipt of the Radiant Shares;

(d)         Can afford to bear the economic risk of holding the Radiant Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer complete loss of its investment in such shares; and

(e)         Has been advised that (i) except with respect to the registration rights granted hereunder, the issuance of the Radiant Shares will not have been registered under the Securities Act, (ii) such shares may need to be held indefinitely, and it must continue to bear the economic risk of the investment in such shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) there may not be a public market for such shares, (iv) when and if such shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with an exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificates representing such shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY BUYER, BUYER SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

6.28      Environmental Matters.  (i) Seller is currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate Person or Governmental Authority required to operate its facilities in compliance with applicable Environmental Laws; (ii) Seller has not violated any applicable Environmental Law; (iii) there is no present requirement of any applicable Environmental Law which is due to be imposed upon Seller which will increase its cost of complying with the Environmental Laws; (iv) all on-site generation, treatment, processing, storage and disposal of Hazardous Materials by Seller has been done in compliance with currently applicable Environmental Laws; (v) all off-site transportation, treatment, processing, storage and disposal of Waste and Hazardous Materials generated by Seller has been done in compliance with currently applicable Environmental Laws; (vi) Seller has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by Environmental Laws; and (vii) Seller has not used or otherwise managed any Regulated Substance except in strict compliance with all Environmental Laws.

6.29      Relationship With Related Persons.   The Partners, officers, and employees of Seller, and their Related Persons do not have any interest in any of the properties or assets of or used by Seller and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) except as set out in Schedule 6.29, has had business dealings or a material financial interest in any transaction with Seller, or (ii) has engaged or is engaged in competition with Seller with respect to any line of products or services of Seller in any market presently served by the Seller (a “Competing Business”) (except for the ownership of less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth on Schedule 6.29, no Partner, officer, or employee of the Seller and none of their Related Persons is a party to any contract with, or has any claim against, Seller or the Purchased Assets. All money owed by seller to its Partners or officers, or their Related Persons, (other than for salary) are for bona fide debts and are set forth in Schedule 6.29.

6.30      Banking Matters.   Schedule 6.30 contains a true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which Seller has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of Seller, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

6.31      Product and Service Warranties.   Except as otherwise set forth on Schedule 6.31, there are no Liabilities of or claims against Seller, and no Liabilities or claims are threatened against Seller, with respect to any product liability (or similar claim) or product or service warranty (or similar claim) claim that relates to any product or service provided by Seller and involves an amount in excess of $25,000 individually or $100,000 in the aggregate with all other claims.

6.32      Guarantees.   Seller has not guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any Person.  No assets of Seller are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a Person other than Seller.

6.33      Insurance.   Schedule 6.33 identifies all of Seller’s insurance policies.  Seller maintains insurance covering its assets, business, equipment, properties, operations and employees.  All of such policies are in full force and effect and all premiums payable have been paid in full and Seller is in compliance in all material respects with the terms and conditions of such policies.  Seller has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the Ordinary Course of Business.  None of such policies are subject to cancellation by virtue of this Agreement or the consummation of the other transactions contemplated herein.  There is no claim by Seller pending under any of such policies as to which coverage has been questioned or denied.

6.34      Completeness and Accuracy.  All information set forth on any Schedule hereto provided by Seller is true, correct, and complete. No representation or warranty of Seller contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements made therein not misleading. All contracts and other documents and instruments furnished or made available to Buyer by Seller are or will be true, complete, and accurate copies of the originals and include all amendments, supplements, waivers, and modifications thereto.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Seller. The disclosure Schedules attached hereto are numbered to correspond to the various sections of this Article 7 setting forth certain exceptions to the corresponding representations and warranties contained in this Article 7 and certain other information required by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein.

7.1        Organization, Good Standing, Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own the Purchased Assets and to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the obligations to be performed by it pursuant to this Agreement.

7.2        Authorization of Agreement and Enforceability.  Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements will constitute, legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

7.3        No Violations; Consents.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the certificate of incorporation or bylaws of Buyer, (ii) violate or require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Buyer is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Buyer, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Buyer is a party or any of its assets is bound, or (v) result in the creation or imposition of any Encumbrance upon its assets, other than upon the Purchased Assets.

7.4        No Finder.  Buyer has not taken any action which would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

7.5        Completeness and Accuracy.  All information set forth on any Schedule hereto provided by Buyer is true, correct, and complete. No representation or warranty of Buyer contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements made therein not misleading.

ARTICLE 8
COVENANTS PRIOR TO CLOSING

8.1        Access and Cooperation.   During the period from the date hereof through the Closing, Seller will afford to the officers and authorized representatives of Buyer, during reasonable business hours, access to all of its sites, properties, books and records as they pertain to the Purchased Assets and will furnish the Buyer with such additional information relating to the Purchased Assets as the Buyer may from time to time reasonably request. Seller will cooperate with the Buyer, and its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency.  Buyer will not contact Seller’s vendors or customers without Seller’s prior written consent, which shall not be unreasonably withheld.

8.2        Continuance of Business.  Except as otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Date, Seller shall conduct its Laredo Business in the usual, regular or ordinary course in substantially the same manner as previously conducted (including, without limitation, with respect to advertising, promotions, capital expenditures and inventory and working capital levels) and use reasonable commercial efforts to keep intact the Laredo Business, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensers, licensees, distributors and others with whom the Seller has dealings to the end that the Laredo Business shall be unimpaired at the Closing. Prior to the Closing Date, Seller shall not take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 9 not being satisfied. In addition (and without limiting the generality of the foregoing), except as otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Laredo Business without the prior written consent of Buyer:

(a)         adopt or amend any Plan (or any plan that would be a Plan if adopted) or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Law;

(b)         grant to any executive officer or employee any increase in compensation or benefits;

(c)         incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the Ordinary Course of Business; provided, however, that in no event shall Seller incur or assume any long-term indebtedness for borrowed money;

(d)         permit or allow any Purchased Asset to become subjected to any Encumbrance of any nature whatsoever;

(e)         cancel any material indebtedness owing to the Seller (individually or in the aggregate) or waive any claims or rights of substantial value;

(f)          sell, transfer or lease any of its assets;

(g)         make any change in any method of accounting or accounting practice or policy;

(h)         acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets;

(i)          make or incur any capital expenditure that, individually, is in excess of $25,000 or make or incur any such expenditures which, in the aggregate, are in excess of $100,000;

(j)          sell, lease, license or otherwise dispose of any of its assets, except (A) inventory sold in the ordinary course of business and consistent with past practice and (B) any Excluded Asset;

(k)         enter into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business, with respect to which Buyer shall have the right to participate;

(l)          modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property; or

(m)        authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

8.3        Affirmative Covenants.  Until the Closing, Seller shall:

(a)         maintain the Purchased Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; and

(b)         upon any damage, destruction or loss to any Purchased Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Purchased Asset before such event or, if required, to such other (better) condition as may be required by Law.

8.4        Notification of Certain Matters.

(a)         Until the Closing occurs, Seller and the Partners shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller and the Partners, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of such Party’s representations or warranties in this Agreement to be untrue or inaccurate in any material respect (a “Rep Event”), and (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them or any other Party under this Agreement. The Party or Parties (whether one or more) whose representations or warranties would then be rendered untrue or inaccurate or who would then fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them are referred to as the “Affected Party.”  All other Parties, whether one or more, are referred to as the “Non-Affected Party”.  In no event does the foregoing require (i) Buyer to provide notice to Seller and the Partners of a Rep Event with respect to the representations or warranties of Seller and the Partners, or (ii) Seller and the Partners to provide notice to Buyer with respect to the representations or warranties of Buyer.

(b)         In the event of a Rep Event, the Affected Party shall have ten (10) days within which to notify the Non-Affected Party that the Affected Party has cured or is proceeding to cure the Rep Event or that the Affected Party does not intend to cure such Rep Event.  If the Affected Party notifies the Non-Affected Party that it is proceeding to cure such Rep Event, then the Non-Affected Party shall not be entitled to terminate this Agreement for ten (10) days following receipt of such notice.  If the Affected Party notifies the Non-Affected Party that it does not intend to cure such breach or that despite its diligent efforts the Affected Party has been unable to effect a cure and is ceasing to pursue a cure, then the Non-Affected Party shall be permitted to terminate this Agreement within ten (10) days after receipt of such notice and, if the Non-Affected Party so terminates this Agreement, no Party shall have any liability to any other Party hereunder, including, without limitation, under Section 12.2.  If the Non-Affected Party does not terminate this Agreement within such ten (10) day period, the Schedules hereto shall be amended as necessary to reflect the facts underlying such Rep Event and the Non-Affected Party shall have no rights against the Affected Party hereunder in respect of such Rep Event, whether pursuant to Article 11 or otherwise, nor any right not to proceed with Closing based on such Rep Event.

8.5         HSR Act; Other Filings.

(a)         If so required, the Parties shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice notification and report forms with respect to the transactions contemplated hereby pursuant to the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder. In the event that the filing of a premerger notification form is required under the HSR Act, the Seller and the Buyer shall each bear one-half (1/2) of the costs and expenses, including filing fees, associated with preparation and defense of such filing.

(b)         Buyer and Seller shall, as promptly as practicable after the date of this Agreement, make any required filings, notifications and any other required submissions, under any Applicable Law with respect to the Agreement and the related transactions, including, if required, notifications to the Federal Maritime Commission, International Air Transport Association and U.S. Department of Treasury, and shall cooperate with each other with respect to the foregoing.

8.6         Satisfaction of Conditions; Cooperation.  Seller and the Partners shall use all commercially reasonable efforts to cause the conditions set forth in Article 9 to be satisfied. Buyer shall use all commercially reasonable efforts to cause the conditions set forth in Article 10 to be satisfied. Each Party to this Agreement agrees to cooperate fully with the other Parties and their counsel, accountants and other representatives and to use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonably practicable, to facilitate Closing of the transactions contemplated by this Agreement, and will refrain from a course of action inconsistent with this Agreement.

8.7         Third Party Consents.  Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Assumed Lease, Permit, certificate, approval, authorization or other right, which by its terms or by Applicable Law is nonassignable without the consent of a Third Party or a Governmental Authority or is cancelable by a Third Party or a Governmental Authority in the event of an assignment (“Nonassignable Assets”) unless and until such consents shall be given. Seller agrees to use all commercially reasonable efforts, with the cooperation of Buyer, where appropriate, to obtain such consents prior to Closing. To the extent permitted by Applicable Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take at Seller’s expense such action in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration to become due and payable under the Nonassignable Assets, and Seller shall promptly pay over to Buyer all money or other consideration received by them with respect to all Nonassignable Assets.

For clarity, the Permits are (i) the Indirect Air Carrier's license granted by the Transportation Security Administration, (ii) Federal Highway Administration truckload broker's license MC 360210 B, and (iii) Standard Carrier Alpha Code “URLD.”  After Closing, Seller will retain the Permits to the extent necessary to complete shipments which Seller is committed, immediately prior to Closing, to complete, but Seller will not otherwise use the Permits except as necessary to wind up its operations.  Notwithstanding anything else in this Agreement, (i) Buyer acknowledges that neither Seller nor the Partners are making any representation or warranty that Seller has the right or power to transfer the Permits or that any attempt to transfer the Permits will not result in a violation or termination of the Permits, (ii) Buyer is not relying on Seller’s ability to convey any rights under the Permits, (iii) it is not a condition to Buyer’s obligation to close that Seller be able to convey any rights under the Permits, and (iv) it will not be a breach of this Agreement if Seller is unable to convey any rights under the Permits.

8.8        Exclusive Dealing.   Until the earlier of the Closing Date or the termination of this Agreement, neither the Partners nor the Seller will, directly or indirectly, through any Partner, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in the Seller or any merger, consolidation or business combination with the Seller, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  The Partners and the Seller agree to promptly notify the Buyer of any such proposal or offer, or any inquiry or contact with respect thereto received by the Seller, any of the Partners.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:

9.1        Accuracy of Representations and Warranties.  The representations and warranties of Seller and the Partners contained in this Agreement shall be true in all material respects on and as of the Closing Date.

9.2        Closing Deliveries.  All Closing deliveries required of Seller and the Partners by this Agreement shall have been made, and all actions required by this Agreement, including, without limitation, those required under Section 5.2, to be taken by Seller and the Partners at Closing shall have been taken.

9.3        Performance of Agreement.   Seller and the Partners shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by them at or prior to Closing.

9.4        Injunction.  On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person (other than the parties hereto or their Affiliates) shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a material adverse effect on the Purchased Assets or impose any additional material financial obligation on, or require the surrender of any material right, by Buyer.

9.5        Actions and Proceedings.  All partnership and limited liability company actions and proceedings and related instruments and documents on the part of Seller and its general partner that are required to carry out the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such partnership and limited liability company actions and proceedings as it shall have reasonably requested.

9.6        Consents.  Any third-party and governmental consents, approvals or authorizations listed in Schedule 9.6 shall have been obtained.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1      Accuracy of Representations and Warranties.The representations and warranties of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date.

10.2      Closing Deliveries.All Closing deliveries required of Buyer by this Agreement shall have been made, and all actions required by this Agreement to be taken by Buyer at Closing shall have been taken.

10.3      Performance of Agreement.Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to Closing.

10.4      Injunction.On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental body or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might impose any additional material financial obligation on, or require the surrender of any material right, by Seller.

10.5      Actions or Proceedings.All corporate actions and proceedings on the part of Buyer that are required to carry out the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel for Seller, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings as it shall have reasonably requested.

ARTICLE 11
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

11.1      Indemnification.

(a)         Subject to the limitations set forth in this Article, the Seller and each of the Partners, jointly and severally, shall defend and hold harmless Buyer from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) incurred by the Buyer which arise out of or result from a breach of any representation or warranty of the Seller and/or Partners contained in Section 6 of this Agreement (other than Sections 6.1, 6.2, 6.4, 6.6 and 6.28, as such sections are addressed in Section 11.1(b)).

(b)         The Seller and each of the Partners shall, jointly and severally, further defend and hold harmless Buyer from and against Claims relating to or arising from: (i) any Taxes owed by the Seller related to a period prior to the Closing Date; (ii) a breach of any covenant or agreement of the Seller and/or the Partners contained in this Agreement (other than any representation or warranty of the Seller and/or Partners contained in Section 6 of this Agreement); (iii) a breach of a representation or warranty set forth in Sections 6.1, 6.2, 6.4, 6.6 or 6.28; (iv) any Claims arising from or relating to fraud on behalf of the Seller and/or the Partners, or any fraudulent misrepresentations or conduct of the Seller and/or the Partners under this Agreement; (v) any Claims arising out of any failure by Seller ever to have been duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owned or leased made such qualification or licensing necessary; (vi) Retained Liabilities; and/or (vii) the Proctor and Gamble claim identified in Schedule 6.9(a).

(c)         The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Claims incurred by the Seller which arise out of or result from breach of any representation or warranty of the Buyer contained in Section 7 of this Agreement (other than Sections 7.1 or 7.2, as such sections are addressed in Section 11.1(d)).

(d)         The Buyer shall indemnify, defend and hold harmless the Seller from and against any and all Claims incurred by the Seller which arise out of or result from (i) a breach of any covenant or agreement of the Buyer contained herein (other than any representation or warranty of the Seller and/or Partners contained in Section 7 of this Agreement); (ii) a breach of any representation or warranty of the Buyer contained in Sections 7.1 or 7.2;  (iii) any Claims arising from or relating to fraud on behalf of the Buyer, or any fraudulent misrepresentations or conduct of the Buyer under this Agreement; and/or (iv) Assumed Liabilities.

(e)         The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement will not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

11.2             Baskets, Caps and Other Limits.

(a)          In respect of the Buyer’s assertion of any Claim under Section 11.1(a), the Buyer shall not be entitled to indemnification until the aggregate amount of all such Claims exceeds $100,000 (the “Buyer’s Threshold Amount”) whereupon the Buyer shall be entitled to indemnification for the full amount of such Claims including the Buyer’s Threshold Amount and may assert any subsequent Claim without regard to the Buyer’s Threshold Amount.  Buyer’s Threshold Amount shall not apply with regard to Buyer’s assertion of a Claim under Section 11.1(b).  The aggregate liability of the Seller and/or the Partners for any Claim under Section 11.1(a) shall not exceed the Seller’s Indemnification Limitation Amount.

(b)          In respect of the Seller’s assertion of a Claim under Section 11.1(c), the Seller shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $100,000 (the “Seller’s Threshold Amount”), whereupon the Seller shall, subject to the limitations set forth below, be entitled to indemnification for the full amount of such Claims including the Seller’s Threshold Amount and may assert any subsequent claim without regard to the Seller’s Threshold Amount.  Seller’s Threshold Amount shall not apply with regard to Seller’s assertion of a Claim under Section 11.1(d).  The aggregate liability of the Buyer for any Claim under Section 11.1(c) shall not exceed the Buyer’s Indemnification Limitation Amount.

11.3      Expiration of Representations, Warranties and Covenants.  The representations and warranties contained herein shall survive the Closing and shall thereupon terminate eighteen (18) months from the Closing Date, provided, however: (i) the representations set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.28, 7.1 and 7.2, and Claims made for fraud, shall survive indefinitely; (ii) all covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms; and (iii) if prior to the applicable expiration of a representation, warranty or covenant, Buyer or Seller shall have delivered a Claim Notice to the Seller or Buyer (as applicable), then the specific indemnification claim set forth in the Claim Notice shall survive such expiration date and shall not be extinguished thereby.

11.4      Methods of Asserting Claims for Indemnification.  All Claims for indemnification under this Agreement shall be asserted as follows:

(a)         Third Party Claims.  In the event that any Claim for which a Party (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the “Claim Notice”).  The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee.  If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly defended by Indemnitor; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

The Indemnitee shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense.  If the Indemnitor has disputed the Claim, as provided above, and has not provided the Indemnitee with timely notice of its election to defend the Indemnitee pursuant to this Section 11.4(a), the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense and shall otherwise have the right to assert all remedies and take all actions available to it under this Agreement (including rights of setoff as set forth below) and/or to enforce the satisfaction of the Claim under Section 14.9 hereunder.  Neither Indemnitee nor Indemnitor shall be otherwise liable for any settlement of any Claim without the prior written consent of the other Party, which shall not be unreasonably withheld.

(b)         Non-Third Party Claims.  In the event that the Indemnitee has a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor which the Indemnitor shall, absent a disagreement on the matter, satisfy within thirty (30) days of the date of the Claim Notice. If the Indemnitor does not satisfy the Claim within thirty (30) days of the date of the Claim Notice, the Indemnitee has the right and shall otherwise have the right to assert all remedies and take all actions available to it under this Agreement (including rights of setoff as set forth below) and/or to enforce the satisfaction of the Claim under Section 14.9 hereunder.

11.5      Right of Setoff.  In the event the Buyer has an Indemnification Claim under this Article 11 and has previously submitted a Claim Notice to the Seller in accordance with Section 11.4, in addition to all rights Buyer may have under this Agreement or under applicable law, and not in limitation thereof, Buyer shall have the non-exclusive right to apply the amount of the Claim against all, or some combination of either: (i) the amount of any future payments otherwise required to be paid under this agreement regardless of when such future payments shall be due (including, but not limited to, any of the Tier-1 Earn-Out Payments or the Tier-2 Earn-Out Payment); (ii) the number of Radiant Shares to be issued under this Agreement, with such number to be reduced as are equal in value to the amount of the Claim (which, for this purpose, shall be valued based upon the fixed valuation attributable to such Radiant Shares as of the date of issuance of the particular Radiant Shares to be issued under this Agreement); and/or (iii) retirement of such number of Radiant Shares then still owned by Seller and/or any Partner as are equal in value to the amount of the Claim (which, for this purpose, shall be valued based upon the fixed valuation attributable to such Radiant Shares as of the original date of issuance of the particular Radiant Shares to be retired under this Agreement). The indemnification provisions contained in this Article 11 constitute the Parties’ only remedies with respect to any breach of this Agreement, provided that nothing in this Agreement shall limit the Parties' remedies for fraud.

ARTICLE 12
TERMINATION

12.1   Termination. This Agreement may be terminated at any time prior to Closing as follows:

(a)           at the election of Buyer, if there is a material breach of any of the representations and warranties of Seller contained in Article 6 and, after application of Section 8.4, such breach cannot be, or has not been, cured within the earlier of (i) ten (10) days of its occurrence or (ii) the Closing Date;

(b)           at the election of Seller (on behalf of the Seller, the Partners, and the Partners’ Agent), if there is a material breach of any of the representations and warranties of Buyer contained in Article 7 and, after the application of Section 8.4, such breach cannot be, or has not been, cured within the earlier of (i) ten (10)days of its occurrence or (ii) the Closing Date;

(c)           by Seller or Buyer if the Closing has not taken place on or before the 45th day after the date hereof; provided that except as provided in Section 8.4 hereunder, no Party then in breach of any obligations hereunder shall have the right to terminate; and

(d)           by mutual consent of the Parties.

12.2  Effect of Termination.

(a)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 12.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Sections 12.1 and this Section 12.2, (ii) Section 14.1 relating to certain expenses, and (iii) Section 14.2 relating to publicity.

(b)           Subject to Section 8.4 hereunder, nothing in this Section 12.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance or injunctive relief by any other party of its obligations under this Agreement, including, without limitation, pursuant to Section 13.4 hereunder.

(c)           If this Agreement is terminated by the Buyer for any reason other than      (i) as provided in Section 8.4, or (ii) because one of the conditions in Article 9 is not satisfied, then Buyer shall pay liquidated damages to the Seller in the amount of Two Hundred Thousand Dollars ($200,000), as the Seller’s sole and exclusive remedy for such termination by the Buyer.  Each party acknowledges that the agreements contained in this Section 12.2(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination or breach of this Agreement are uncertain and incapable of accurate calculation, and that the amount payable under this Section 12.2(c) is not a penalty, but rather constitutes liquidated damages in a reasonable amount, and that without such agreements the parties would not enter into this Agreement.

ARTICLE 13
ADDITIONAL AGREEMENTS OF THE PARTIES

13.1        Confidentiality.

(a)           With respect to Confidential Information concerning the Seller and the Partners that is made available to Buyer pursuant to the terms of this Agreement, Buyer agrees that it shall hold such Confidential Information in strict confidence, shall not use such information except for the sole purpose of evaluating, and performing the Buyer’s obligations and exercising the Buyer’s rights under, this Agreement and shall not disseminate or disclose any of such information other than to the directors, officers, employees, shareholders, affiliates, agents and representatives of the Buyer who need to know such information for the sole purpose of evaluating, and performing the Buyer’s obligations and exercising the Buyer’s rights under, this Agreement (each of whom shall be informed by Buyer of the confidential nature of the Confidential Information and directed by Buyer to treat such information confidentially).  If this Agreement is terminated pursuant to the provisions of Article VIII, Buyer shall immediately return all such Confidential Information of the Seller, all copies thereof and all information prepared by Buyer based upon the same.  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by Buyer from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of Buyer or any party who received the same through Buyer; provided, however, that Buyer has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Buyer; (iv) is independently developed by Buyer or any of its Affiliates without the use of any Confidential Information received from the Seller or the Partners; or (v) is disclosed with the express prior written consent thereto of the Seller or the Partners.  Buyer shall undertake all necessary steps to ensure that the secrecy and confidentiality of such Confidential Information will be maintained in accordance with the provisions of this subsection (a).

(b)           With respect to Confidential Information concerning Buyer and its Affiliates that is made available to the Seller and the Partners pursuant to the provisions of this Agreement, the Partners and the Seller agree that they shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the Partners’ or the Seller’s obligations and exercising the Partners’ and the Seller’s rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to the Seller’s partners, employees, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating, or performing the Seller’s obligations or exercising the Seller’s rights under, this Agreement and the related transactions (each of whom shall be informed by the Partners or the Seller of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially).  If this Agreement is terminated for any purpose, the Partners and the Seller agree to return immediately all Confidential Information, all copies thereof and all information prepared by either of the Partners or the Seller based upon the same.  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the Partners or the Seller from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the Partners or the Seller or any party who received the same through the Partners or the Seller; provided, however, that the Partners and the Seller have no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the Partners or the Seller; (iv) is independently developed by the Partners or the Seller without the use of any Confidential Information received from the Buyer or its Affiliates or (v) is disclosed with the express prior written consent thereto of Buyer.  The Partners and the Seller agree to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (b).

(c)           Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall:  (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(d)           On and after the Closing, the Partners shall hold in strict confidence all Confidential Information of the Seller and the Laredo Business, shall not disclose, publish or make use of such knowledge or information without the consent of the Buyer.

13.2   Non Competition.  The Seller and each Partner each covenants and agrees with the Buyer that during the period commencing on the Closing Date and terminating on the later of: (i) five (5) years thereafter; and (ii) two (2) years after the latest date such Partner was employed by the Partners or the Seller or any Affiliate of the Seller or the Buyer (the “Non-compete Term”), they will not, without the prior written consent of the Buyer, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively , engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities that are competitive with the “business of the Buyer” and located within the continental United States and Mexico.  For the purposes hereof, the “business of the Buyer” shall be determined to be the transportation and logistics business the Buyer or any Affiliate of the Buyer is engaged in on the earlier of (i) the end of the Non-compete Term; or (ii) the date that the neither of the Partners is employed by the Buyer or any Affiliate of the Buyer.

13.3   Non Solicitation. The Seller and each Partner each covenants and agrees with the Buyer that during the Non-compete Term, they will not, without the prior written consent of Buyer, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholders (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Seller or the Buyer or any Affiliate of the Seller or the Buyer, or who is then providing services as a consultant or agent of the Seller or the Buyer or any Affiliate of the Seller or the Buyer, to leave the employ of or cease providing services, as applicable, to the Seller or the Buyer or any Affiliate of the Seller or the Buyer, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Seller or the Buyer or any Affiliate of the Seller or the Buyer; or (ii) solicit, bid for or perform for any of the then current customers of the Seller or the Buyer or any Affiliate of the Seller or the Buyer (defined as a customer who has done business with the Seller or the Buyer or any Affiliate of the Seller or the Buyer within a year) any services of the type the Seller or the Buyer or any Affiliate of the Seller or the Buyer performed for such customer at any time during the preceding one (1) year period.

13.4        Injunctive Relief.  The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Agreement, including those in Sections 12.2 (Effect of Termination), 13.1 (Confidentiality), 13.2 (Non Competition), and 13.3 (Non Solicitation) is an inadequate remedy.  In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations.  The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

13.5        Seller’s Post-Closing Operation. Seller shall not after the Closing, (a) make any distribution to the Partners which would render it insolvent or which would leave it with assets which are unreasonably small in relation to any business it is engaged in or the Liabilities it has retained, (b) engage in a business or transaction for which its assets are unreasonably small in relation to such business or transaction, or (c) incur debts beyond its ability to pay as they become due.

13.6   Payment of Liabilities.

(a)           Seller shall after the Closing pay and discharge, promptly and when due, all of the obligations and liabilities of the Seller in compliance with the escrow provisions of the Termination Agreement.

(b)           Seller shall after the Closing pay and discharge, promptly and when due, all of its obligations and liabilities, other than the Assumed Liabilities, which, if unpaid, would create a liability on the part of Buyer or a lien on any of the Purchased Assets or render void or voidable the transfer of any of the assets to Buyer, and, to the extent necessary, shall apply the proceeds of the sale of the Assets to Buyer to such payment and discharge. At Buyer’s request, Seller shall provide to Buyer evidence of such payment and discharge, in form and substance satisfactory to Buyer. Seller shall file a final Texas sales and use tax return after the Closing, and shall promptly thereafter provide Buyer with evidence of such filing and the payment of all Taxes required thereby.

13.7   Payment of all Taxes Resulting from Sale of Purchased Assets by Seller.  Seller shall pay in a timely manner all Taxes imposed on Seller or the Partners resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

13.8   Customer and Other Business Relationships.  After the Closing: (a) Seller and the Partners will provide reasonable cooperation to Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Seller will refer to Buyer all inquiries relating to such business; and (b) neither Seller nor any of its officers, employees, agents or partners shall knowingly take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing.

13.9   Further Assurances.  From and after the Closing Date, Seller shall, at the request of Buyer, (i) execute, acknowledge and deliver to Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, as Buyer may reasonably request to transfer to and vest in Buyer, and protect its rights, title and interest in, all the Purchased Assets and otherwise to consummate the transactions contemplated by this Agreement, and (ii) allow Buyer access to facilities in which the Purchased Assets were or are located to verify that the transfer of the Purchased Assets is taking place or has taken place as set forth in this Agreement.

13.10      Restrictions on Seller Dissolution.  Seller shall not dissolve until one year after the Closing Date.

13.11      Employees and Employee Benefits.

(a)           Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)           Employment of Active Employees by Buyer.

(i)           Buyer may, in its sole discretion offer employment to Active Employees that the Buyer in its sole discretion deems appropriate (collectively, the “Hired Employees”) on the terms and conditions to be determined in the sole discretion of Buyer.  Buyer will have reasonable access to the personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller. Effective immediately before the Closing, Seller will terminate the employment of those employees being hired by Buyer.

(ii)          Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)           Salaries and Benefits.

(i)           Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, with the exception of up to $27,000.00 of paid time off costs for such of Seller’s employees that will become employed by the Buyer after the Closing Date, such obligation being assumed by Buyer; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, with the exception of all of Seller’s costs of complying with COBRA for the period after Closing with respect to any Seller employees hired by Radiant, such obligation being assumed by Buyer.

(ii)          Except as provided in Section 13.11(c)(i)(A), Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)           Seller’s Retirement Plans. All Hired Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Employees become eligible therefor under such plans. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(e)           No Transfer of Assets. Neither Seller nor the Partners nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)           Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Seller shall be solely liable for any severance payment required to be made to its employees due to the transactions contemplated hereunder.

(g)           General Employee Provisions.

(i)           Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 13.11 as may be necessary to carry out the arrangements described in this Section 13.11.

(ii)          Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 13.11.

(iii)         If any of the arrangements described in this Section 13.11 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)         Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v)          Except as provided in Section 13.11(c)(i)(A), Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

13.12      Registration Rights.  The Buyer covenants and agrees as follows:

(a)           Demand Registration Rights.

(i)           From the Closing Date through the end of the one year anniversary of the Closing Date (the “Filing Period”), Buyer shall cause Radiant to: (i) remain in compliance with Rule 144(c)(1) of the Securities Act; and (ii) to maintain the listing of its Common Stock on the quotation or reporting system on which its shares now trade, or on an over-the-counter market or reporting system, or on  the NYSE, NASDAQ or the American Stock Exchange.

(ii)          In the event Radiant shall fail to remain in compliance with the provisions of subsection (a)(i) above for a period of more than thirty (30) days, and upon the written notice to Buyer from the Selling Stockholders who own at least 75% of the Restricted Stock, of their intent to exercise the rights provided under this section of the Agreement (the "Notice"), the Buyer shall cause Radiant to use its best efforts to file with the SEC within ninety (90) days after Buyer’s receipt of the Notice, a Registration Statement for the public offering and sale of the number of shares of Restricted Stock specified in such Notice, and thereafter shall use its best efforts to cause such Registration Statement to become effective as quickly thereafter as is practicable, provided, however that Radiant may: (A) reduce the number of shares of Restricted Stock to be included in such Registration Statement to only such number of shares as may be permitted under Rule 415 or other applicable rules under the Securities Act; and (B) delay the filing of such registration statement for up to an additional sixty (60) days if Radiant determines that such a delay is necessary either: (x) to obtain additional financial statements for inclusion in such registration statement as a result of an acquisition or probable acquisition of a “significant subsidiary” as such term is defined by the SEC in Regulation S-X; or (y) in order to complete or otherwise bring to fruition a material business combination or proposed material corporate transaction which in a pending status would render difficult the completion of a registration statement in accordance with applicable SEC regulations.  Such registration statement may be on Form S-1 or another appropriate form (including Form S-3) that Radiant is eligible to use.

(iii)         Notwithstanding anything to the contrary contained herein, Radiant’s obligation in Section 13.12(a)(ii) above shall extend only to the inclusion of the Restricted Stock in a registration statement filed under the Securities Act.  Radiant shall have no obligation to assure the terms and conditions of distribution, to obtain a commitment from an underwriter relative to the sale of the Restricted Stock or to otherwise assume any responsibility for the manner, price or terms of the distribution of the Restricted Stock.  Neither shall there be any restrictions on the right of Radiant to include the sale or issuance of any of its own or other securities within such registration statement.

(b)           Piggyback Registration.

(i)           The Buyer shall notify all Selling Stockholders in writing at least fifteen (15) days prior to the filing by Radiant of any registration statement under the Securities Act for the purpose of registering securities of Radiant, excluding registration statements on SEC Forms S-4, S-8 or any similar or successor forms, and will afford each such Selling Stockholder an opportunity to include in such registration statement all or part of such Restricted Stock held by such Selling Stockholder.  Each Selling Stockholder desiring to include in any such registration statement all or any part of the Restricted Stock held by it shall, within ten (10) days after receipt of the above-described notice from the Buyer, so notify the Buyer in writing.  Such notice shall state the intended method of disposition of the Restricted Stock by such Selling Stockholder.  If a Selling Stockholder decides not to include all of its Restricted Stock in any registration statement thereafter filed by Radiant, such Selling Stockholder shall nevertheless continue to have the right to include any Restricted Stock in any subsequent registration statement or registration statements as may be filed by Radiant with respect to offerings of its securities, all upon the terms and conditions set forth herein.  Radiant may, without the consent of the Selling Stockholders, withdraw such registration statement prior to its becoming effective if the proposal to register the securities proposed to be registered thereby is abandoned.

(ii)           In the event that any registration pursuant to Section 13.12(b) shall be, in whole or in part, an underwritten public offering of Common Stock on behalf of Radiant, all Selling Stockholders proposing to distribute their Restricted Stock through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Radiant.  If the managing underwriter thereof advises Radiant in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to Radiant, Radiant shall include in such registration (i) first, the securities Radiant proposes to sell, and (ii) second, the Restricted Stock and any other registrable securities eligible and requested to be included in such registration to the extent that the number of shares to be registered under this clause (ii) will not, in the opinion of the managing underwriter, adversely affect the offering of the securities pursuant to clause (i).  In such a case, shares shall be registered pro rata among the holders of such Restricted Stock and other registrable securities on the basis of the number of shares eligible for registration that are owned by all such holders and requested to be included in such registration.

(iii)         Notwithstanding anything to the contrary contained herein, Radiant's obligation in Section 13.12(b) above shall extend only to the inclusion of the Restricted Stock in a Registration Statement and only to the inclusion of shares of Restricted Stock to the extent permissible under Rule 415 or other applicable rules under the Securities Act.  Radiant shall have no obligation to assure the terms and conditions of distribution, to obtain a commitment from an underwriter relative to the sale of the Restricted Stock or to otherwise assume any responsibility for the manner, price or terms of the distribution of the Restricted Stock.

(iv)         Radiant shall have the right to terminate or withdraw any registration initiated by it under this Section 13.12 prior to the effectiveness of such registration without thereby incurring liability to the holders of the Restricted Stock, regardless of whether any holder has elected to include securities in such registration.  The Registration Expenses (as defined in Section 13.12) of such withdrawn registration shall be borne by the Buyer in accordance with Section 13.12 hereof.

(c)           Registration Procedures.  Whenever Radiant is obligated to register any Restricted Stock pursuant to this Agreement, the Buyer shall cause Radiant to:

(i)           prepare and file with the SEC a Registration Statement with respect to the Restricted Stock in the manner set forth herein and use its reasonable best efforts to cause such Registration Statement to become effective as promptly as possible and to remain effective until the earlier of: (i) the sale of all shares of Restricted Stock covered thereby, (ii) the availability under Rule 144(b) for the Selling Stockholder to immediately, freely resell without restriction all Restricted Stock covered thereby, or (iii) sixty (60) days after the Registration Statement becomes effective;

(ii)          prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in Section 13.12(c)(i) above and to comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such Registration Statement in accordance with the intended method of disposition set forth in such Registration Statement for such period;

(iii)         furnish to the Selling Stockholders such number of copies of the Registration Statement and the prospectus included therein (including each preliminary prospectus) as such person may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such Registration Statement;

(iv)         use its commercially reasonable best efforts to register or qualify the Restricted Stock covered by such Registration Statement under the state securities laws of such jurisdictions as any Selling Stockholder shall reasonably request; provided, however, that Radiant shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(v)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Selling Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(vi)         immediately notify each Selling Stockholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required or necessary to be stated therein in order to make the statements contained therein not misleading in light of the circumstances under which they were made.  Radiant will amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vii)        prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(viii)       use its commercially reasonable best efforts to furnish, at the request of any Selling Stockholder, on the date that such securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated as of such date, of the counsel representing Radiant for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Selling Stockholders requesting registration, addressed to the underwriters, if any, and to the Selling Stockholders requesting registration of Registrable Securities and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of Radiant, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Selling Stockholders requesting registration, addressed to the underwriters, if any, and to the Selling Stockholders requesting registration of securities.

(ix)         list the Restricted Stock covered by such Registration Statement on each exchange or quotation system or reporting system on which similar securities issued by Radiant are then listed (with the listing application being made at the time of the filing of such Registration Statement or as soon thereafter as is reasonably practicable) and provide a transfer agent and registrar for all Restricted Stock registered pursuant to such registration statement and a CUSIP number for all such Restricted Stock, in each case not later than the effective date of such registration;

(x)          notify each Selling Stockholder of any threat by the SEC or state securities commission to undertake a stop order with respect to sales under the Registration Statement and use its reasonable efforts promptly to obtain the withdrawal of such order; and

(xi)         cooperate in the timely removal of any restrictive legends from the shares of Restricted Stock in connection with the resale of such shares covered by an effective Registration Statement.

(d)           Delay of Registration.  No Selling Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 13.12.

(e)           Expenses.  Except as otherwise provided herein, the Buyer will pay all Registration Expenses in connection with the Registration Statements filed pursuant to Section 13.12 of this Agreement.  All Selling Expenses in connection with any Registration Statements filed pursuant to Section 13.12 of this Agreement shall be borne by the Selling Stockholders pro rata on the basis of the number of shares registered by each Selling Stockholder whose shares of Restricted Stock are covered by such Registration Statement, or by such persons other than Radiant (except to the extent that Radiant may be a seller) as they may agree.

(f)            Obligations of the Selling Stockholders.

(i)           In connection with each registration hereunder, each Selling Stockholder will furnish to Radiant in writing such information with respect to it and the securities held by it and the proposed distribution by it, as shall be reasonably requested by Radiant in order to assure compliance with applicable federal and state securities laws as a condition precedent to including the Selling Stockholder's Restricted Stock in the Registration Statement.  Each Selling Stockholder shall also promptly notify Radiant of any changes in such information included in the Registration Statement or prospectus as a result of which there is an untrue statement of material fact or an omission to state any material fact required or necessary to be stated therein in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

(ii)          In connection with the filing of the Registration Statement, each Selling Stockholder shall furnish to Radiant in writing such information and affidavits as Radiant reasonably requests for use in connection with such Registration Statement or prospectus.

(iii)         In connection with each registration pursuant to this Agreement, each Selling Stockholder agrees that it will not effect sales of any Restricted Stock until notified by Radiant of the effectiveness of the Registration Statement, and thereafter will suspend such sales after receipt of telegraphic or written notice from Radiant to suspend sales to permit Radiant to correct or update a Registration Statement or prospectus.  At the end of any period during which Radiant is obligated to keep a Registration Statement current, each Selling Stockholder shall discontinue sales of Restricted Stock pursuant to such Registration Statement upon receipt of notice from Radiant of its intention to remove from registration the Restricted Stock covered by such Registration Statement that remains unsold, and each Selling Stockholder shall notify Radiant of the number of shares registered which remain unsold immediately upon receipt of such notice from Radiant.

(g)           Information Blackout and Holdbacks. At any time when a Registration Statement effected pursuant to Section 13.12 is effective, upon written notice from Radiant to the Selling Stockholders that Radiant has determined in good faith that the sale of Restricted Stock pursuant to the Registration Statement would require disclosure of non-public material information, the selling Stockholders shall suspend sales of Restricted Stock pursuant to such Registration Statement until such time as Radiant notifies them that such material information has been disclosed to the public or has ceased to be material, or that sales pursuant to such Registration Statement may otherwise be resumed.

(h)           Indemnification.  If Restricted Stock is included in a Registration Statement effected pursuant to Section 13.12:

(i)           To the extent permitted by law, Radiant shall indemnify and hold harmless each Selling Stockholder, the partners, officers, and directors of each Selling Stockholder, any underwriter (as defined in the Securities Act) for such Selling Stockholder, and each person, if any, who controls such Selling Stockholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect of such losses, claims, damages, or liabilities) arise out of or are based upon any of the following statements, omissions, or violations (collectively, “Violations” and, individually, a “Violation”):

(A)          any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained in such Registration Statement or any amendments or supplements to such Registration Statement, any document incorporated by reference in such Registration Statement, any “issuer free writing prospectus” (as defined in Rule 433 promulgated under the Securities Act) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act (in each case relating to the Restricted Stock) or any other document incident to registration or qualification of such Restricted Stock;

(B)           the omission or alleged omission to state in any such Registration Statement a material fact required to be stated in such Registration Statement or necessary to make the statements in such Registration Statement not misleading; or

(C)           any violation or alleged violation by Radiant of the Securities Act, the Exchange Act, any federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any federal or state securities law in connection with the offering covered by such Registration Statement;

(ii)          and the Company shall reimburse each such Selling Stockholder, partner, officer, director, underwriter, or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the Company shall not be liable for any loss, claim, damage, liability, or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Selling Stockholder, partner, officer, director, underwriter, or controlling person of such Selling Stockholder.

(i)           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Restricted Stock to the public without registration, at all times during the Filing Period, Radiant agrees to:

(i)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(ii)          Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of Radiant under the Securities Act and the Exchange Act; and

(iii)         To furnish to each holder of Restricted Stock immediately upon request a written statement by Radiant as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Radiant, and such other reports and documents of Radiant as such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such holder to sell any such securities without registration.

13.13      Effect of Certain Actions.  Notwithstanding anything else in this Agreement, if prior to the fourth anniversary of the date hereof the Buyer terminates Fuller’s employment with the Buyer  and fails to comply, in all material respects, with all the requirements of one of Sections 5.1(a), (b) or (c) of Fuller’s Employment Agreement, whichever is applicable, or if Fuller terminates his employment in accordance with Section 5.1(d) of his Employment Agreement and the Buyer fails to comply, in all material respects, with the requirements of Section 5.1(d)(ii) of Fuller’s Employment Agreement relating to continued payment of all Base Salary (as that term is defined therein) and bonus, if any, and continuation of all benefits,  then without limiting any other rights and remedies that may be available to Fuller at law or in equity, all obligations of Fuller under Sections 13.1, 13.2, 13.3 and 13.8 of this Agreement shall terminate automatically.

13.14      Conduct of Laredo Business.   The Buyer covenants to the Seller and the Partners that, until the end of the 2016 Earn-Out Period, it will take actions with respect to the Laredo Business, and otherwise be bound, as set out in Exhibit “F”.

13.15      No Transfer of Radiant Shares.  From the Closing Date through any time during which a Claim may arise under Section 11 of this Agreement, the Seller shall not transfer, pledge, give, bequeath, assign or otherwise alienate, encumber or dispose (collectively, “Transfer”) any Radiant Shares, provided however, any such restriction on Transfer shall not apply to any one or more public or private sales of Radiant Shares by the Seller to any non-Affiliated third party on an arms length basis for fair value, subject to compliance with applicable securities laws and further provided that such restriction on Transfer shall not apply to any transferee who executes and delivers to Buyer a Joinder Agreement in form and substance agreeable to Buyer, pursuant to which such transferee shall agree to be bound by the terms and conditions of this Agreement.

13.16      Serna Agreement.  Fuller shall honor all terms of that certain letter agreement between Fuller and Alfonso Serna, a true and correct copy of which is included as part of the Disclosure Schedules.

ARTICLE 14
GENERAL

14.1   Expenses.

(a)           Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Buyer and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

(b)           Buyer shall reimburse Seller for one-half (1/2) of the actual costs paid to the third party accounting firm in connection with the audit done in connection with the preparation of the Annual Financial Statements and Interim Financial Statements within 30 days of receipt of documentation of amounts paid.

14.2   Publicity.

(a)           None of the Parties shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information (as construed pursuant to Regulation FD under the Securities Act) concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made (a) to the minimum extent as may be required by Applicable Law or court order, or (b) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, Partners, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement, and to accountants for purposes of preparing tax returns.

(b)           Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(c)           The Buyer shall have the right to make such public disclosures of this Agreement and the transactions contemplated hereby as it determines in good faith are required under applicable federal securities laws applicable to Radiant, in which event the contents of any such disclosure shall be submitted to the Partners for review and approval no later than two (2) business days prior to the proposed disclosure.

14.3   Partners’ Agent.

(a)           The Seller and each of the Partners, pursuant to this Agreement, hereby appoint Jonathan Fuller as the Partners’ Agent, who shall be the sole and exclusive representative and attorney-in-fact for the Seller and each of the Partners.  The Partners’ Agent shall have the authority to act for and on behalf of each of the Partners, including without limitation, to amend this Agreement, to give and receive notices and communications, waivers and consents under this Agreement, to act on behalf of the Partners with respect to any matters arising under this Agreement, to authorize delivery to the Buyer of cash and other property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards on behalf of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of the Partners’ Agent for the accomplishment of the foregoing.  In addition to and in furtherance of the foregoing, the Partners’ Agent shall have the right to (i) employ accountants, attorneys and other professionals on behalf of the Partners, and (ii) incur and pay all costs and expenses related to (A) the performance of its duties and obligations as the Partners’ Agent hereunder, and (B) the interests of the Partners under this Agreement.  The Partners’ Agent shall for all purposes be deemed the sole authorized agent of the Partners until such time as the agency is terminated with notice to the Buyer.  Such agency may be changed by the Partners from time to time upon not less than thirty (30) days prior written notice to the Buyer; provided, however, that the Partners’ Agent may not be removed unless all of the Partners agree to such removal and to the identity of the substituted Partners Agent.  Any vacancy in the position of the Partners’ Agent may be filled by approval by those Partners who hold or held a majority of the partnership interests in the Seller prior to the Closing.  No bond shall be required of the Partners’ Agent, and the Partners’ Agent shall not receive compensation for its services.  Notices or communications to or from the Partners’ Agent shall constitute notice to or from each of the Partners during the term of the Agreement.

(b)           The Partners’ Agent shall not incur any liability with respect to any action taken or suffered by him or omitted hereunder as Partners’ Agent while acting in good faith and in the exercise of reasonable judgment.  The Partners’ Agent may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered in good faith by the Partners’ Agent based on such advice and the Partners’ Agent shall not be liable to anyone.  The Partners’ Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no covenants or obligations shall be implied under this Agreement against the Partners’ Agent; provided, however, that the foregoing shall not act as a limitation on the powers of the Partners’ Agent determined by him to be reasonably necessary to carry out the purposes of his obligations.  The Partners shall jointly and severally indemnify the Partners’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Partners’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement.

(c)           A decision, act, consent or instruction of the Partners’ Agent shall constitute a decision, act, consent or instruction from all of the Partners and shall be final, binding and conclusive upon each of the Partners.  The Buyer may rely upon any such decision, act, consent or instruction of the Partners’ Agent as being the decision, act, consent or instruction of every such Partner.  The Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Partners’ Agent.  In furtherance of the foregoing, any reference to a power of the Partners under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Partners’ Agent.

14.4   Waivers.  The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

14.5   Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns. Except for the express provisions of Article 11, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.6        Intentionally Omitted.

14.7   Notices.  All notices, requests, demands, elections and other communications which Seller or the Partners may desire or be required to give to Buyer hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to Buyer, at the address set out below. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Buyer, to:

Bohn H. Crain
Radiant Logistics, Inc.
405 114th Avenue SE, Third Floor
Bellevue, WA 98040

with a copy to:

Stephen M. Cohen, Esquire
Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, Pennsylvania 19103

or to such other address as Buyer shall have specified by notice to the other Parties hereto.

All notices, requests, demands, elections and other communications which Buyer may desire or be required to give to Seller or the Partners hereunder shall be in writing and shall be deemed effectively given, delivered and received only (i) when delivered personally by hand to Jonathan Fuller, (ii) when sent by facsimile (with written confirmation of transmission or receipt), or (iii) when sent by email (read receipt requested), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number and email address as Jonathan Fuller may have specified by notice given to Buyer pursuant to this provision):

Jonathan Fuller
14493 S.P.I.D. #323
Corpus Christi, TX  78418
Fax: (814)284-2662
Email: jfuller@stx.rr.com

with a copy to:

Jeffrey S. Dickerson
Branscomb, P.C.
114 West Seventh Street, Suite 725
Austin, Texas 78701
Fax: (512)735-7805
Email: jdickerson@branscombpc.com

14.8        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersede and revokes all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

14.9        Resolution of Disputes.

(a)           Subject to the provisions of Section 14.9(b), any dispute, difference or controversy arising under this Agreement regarding the payment of money shall be settled by arbitration.  Any arbitration pursuant to this Section 14.9 shall be held before a single arbitrator (the “Arbitrator”) selected from and administered by American Arbitration Association in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes.  Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy.  Any arbitration shall take place in Dallas, Texas or at such other location as the parties may agree upon.  The parties agree that, in any arbitration the parties shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction necessary to enforce such discovery.  In submitting the dispute to the Arbitrator, each of the parties shall concurrently furnish, at its own expense, to the Arbitrator and the other parties such documents and information as the Arbitrator may request.  Each party may also furnish to the Arbitrator such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party.  Neither party shall have or conduct any communication, either written or oral, with the Arbitrator without the other party either being present or receiving a concurrent copy of such written communication.  The Arbitrator may conduct a conference concerning the objections and disagreements between the parties, at which conference each party shall have the right to (i) present its documents, materials and other evidence (as previously provided to the Arbitrator and the other parties), and (ii) to have present its or their advisors, accountants and/or counsel.  The Arbitrator shall make his award in accordance with and based upon all the provisions of this Agreement, and judgment upon any award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof.  The fees and disbursements of the Arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs.  The Arbitrator is specifically authorized to award costs and attorney’s fees to the party substantially prevailing in the arbitration and shall do so in any case in which he believes the arbitration was not commenced in good faith.

(b)           The parties acknowledge that in the case of disputes regarding matters other than the payment of money, damages may be insufficient to remedy a breach of this Agreement and that irreparable harm may result from a breach of this Agreement.  Accordingly, the parties consent to the award of preliminary and permanent injunctive relief and specific performance to remedy any material breach of this Agreement, regarding disputes other than the payment of money, without limiting any other rights or remedies to which the parties may be entitled under law or equity.  Either party may pursue injunctive relief or specific performance in any court of competent jurisdiction.

14.10      Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument, and may be delivered by email or facsimile transmission.

14.11      Headings.  The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

14.12      Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.

14.13      Governing Law and Choice of Forum.  The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the State of Texas. All claims, disputes or causes of action relating to or arising out of this Agreement may be brought, heard and resolved by and in a federal court situated in the Northern District of Texas. Each of the Parties hereto agrees to submit to the nonexclusive jurisdiction of such court which jurisdiction shall be proper for all purposes of this Agreement.

14.14      Cooperation.  The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

14.15      Severability.  If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ISLA INTERNATIONAL, LTD.

By:	/s/ Jonathan Fuller
Name:
Title:

THE PARTNERS:

/s/ Jonathan Fuller
Jonathan Fuller

Isla GP, LLC

By:	/s/ Jonathan Fuller
Jonathan Fuller, President

RADIANT GLOBAL LOGISTICS, INC.,

By:	/s/ Bohn H. Crain
Name:
Title:

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purposes of the foregoing, (1) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting stock or other equity interest of such Person or (2) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, shall be deemed to constitute control.

“Agreement” means this Asset Purchase Agreement.

“Ancillary Agreements” shall mean the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Employment Agreements.

“Annual Financial Statements” has the meaning given to such term in Section 6.7(a).

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Assumed Leases” means the Leases identified in Schedule 2.1(a).

“Assumed Liabilities” has the meaning given to such term in Section 4.1.

“Books and Records” means all books, records, and documentation relating to the Laredo Business and the Purchased Assets, whether maintained by Seller in written or electronic form.

“Business Day” means a calendar day other than Saturday, Sunday or any day on which banks located in New York City, New York are required or authorized to close.

“Business Records” means all books, records, ledgers, and files or other similar information used in the conduct of the Laredo Business by Seller, in written or electronic form, including, without limitation, price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operations, standard forms of documents, manuals of operations or business procedures, research materials and product testing reports required by any federal, foreign, state, provincial, local or other governmental, regulatory or administrative agency, commission, department, board, governmental subdivision, court, tribunal, arbitrating body or other authority.

“Buyer” has the meaning given to such term in the first paragraph of this Agreement.

“Buyer’s Indemnification Limitation Amount” shall be an amount equal to ten (10%) percent of the Purchase Price.

“Closing” has the meaning given to such term in Section 5.1.

“Closing Date” has the meaning given to such term in Section 5.1.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Confidential Information” means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Applicable Law; and (b) information concerning the business and affairs of such Party, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party’s documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing. Notwithstanding the foregoing, the term “Confidential Information” shall not include any non-proprietary general industry information otherwise known by the receiving party through its or his history and years of work experience in the normal course of business or through certain relationships that the receiving party may have with its customers, agents, suppliers or vendors, or may develop through ordinary course industry knowledge or through the implementation of ordinary course marketing efforts or through implementation of its business plan and objectives that does not involve the use of proprietary trade secret information of the disclosing party.

“Contracts” means all the written or oral Third Party contracts, agreements, instruments, leases and subleases, supply contracts, purchase orders, sales orders and instruments which are identified in Schedule 2.1(g).

“Damages” has the meaning given to such term in Section 11.2.

“Earn-Out Certificate” has the meaning given to such term in Section 3.3(a).

“Effective Time” shall mean the Closing Date.

“Employment Agreement” has the meaning set forth in 5.2(e).

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, conditional sales agreement, encumbrance, license or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, but excludes any right to condition assignment of any Contract on the consent of any party to the Contract.

“Environmental Laws” means any and all laws, rules, and regulations (i) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), and/or (ii) relating to the protection, preservation or conservation of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Closing Date.

“Equipment” means Seller’s plant, machinery and equipment (including related spare parts, dies, molds, tools, and tooling), computers, servers, trucks, automobiles, computing and telecommunications equipment and other items of personal property and other similar items, but not including the Leased Equipment or the Furnishings and Supplies. Equipment includes rights to the warranties received from the manufacturers and distributors of the said items and to any related claims, credits, rights or recovery and setoff with respect to such items.

“ERISA” has the meaning given to such term in Section 6.23(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Family” with respect to any natural Person means the following relatives of such Person and the entities designated: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing such Person’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent (50%) of the voting interests.

“Financial Statements” has the meaning given to such term in Section 6.7(a).

“Furnishings and Supplies” means all of Seller’s furniture, furnishings and other tangible personal property (other than the Equipment) including, without limitation, desks, tables, chairs, file cabinets, and other storage devices and office supplies.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Goodwill” means all goodwill incident to the Laredo Business.

“Governing Documents” means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any:

(i)            nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv)          multi-national organization or body; and/or

(v)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Applicable Laws, including Environmental Laws, and (ii) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known possible carcinogens.

“HSR Act” has the meaning given to such term in Section 8.5(a).

“Indemnitee” means a Person entitled to indemnification pursuant to Article 11.

“Indemnitor” means a Person obligated to indemnify another Person pursuant to Article 11.

“Independent Accountant” shall be an accounting firm mutually acceptable to the Buyer and the Partners.

“Intellectual Property” means all intellectual property rights of Seller and its Affiliates relating to the Laredo Business, including (a) all inventions, discoveries and ideas, whether patentable or not in any jurisdiction, patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (b) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification of or renewal of any such registration or application; (c) computer software (including software, data, and related documentation); (d) non-public information, trade secrets, know-how (including, without limitation, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications) and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (e) writings or other works, whether copyrightable or not in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (f) any similar intellectual property rights, and (g) any claims or causes of action arising our of or related to any infringement or misappropriation of any of the foregoing.

“Interim Financial Statements” has the meaning given to such term in Section 6.7(a).

“Inventories” means all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the operation of the Laredo Business.

“Key Employee” means any employee, independent contractor, consultant or advisor, whose employment or service to the Seller is material to the Laredo Business including but not limited to, all officers or directors, all Persons who are in charge of a material function or division within the Seller, i.e., sales, marketing, transportation services, franchisee operations, etc., and all Persons who are responsible for any material customer accounts or relationships.

“Knowledge” or “to the knowledge”:

(a)           “Knowledge” or “to the knowledge” of a Party (or similar phrases) means to the extent of matters (i) which are actually known by such Party, or (ii) which, based on facts of which such Party is aware, would or should be known to a reasonable Person after due inquiry.

(b)           Notwithstanding anything in subparagraph (a) above, “Knowledge” or “to the knowledge” of Seller (or similar phrases) means to the extent of matters (i) which are actually known by Jonathan Fuller, Bryan Tierce, Ruben Cantu or Alfonso Serna, or (ii) which, based on facts of which Jonathan Fuller, Bryan Tierce, Ruben Cantu or Alfonso Serna is aware, would or should be known to a reasonable Person after due inquiry.

“Laredo Business” the time critical, time sensitive, and cost sensitive domestic and international surface, air and ocean freight forwarding and transportation logistics business conducted by Seller prior to Closing, and, after Closing, as required to be conducted by Buyer pursuant to Section 13.13.

“Lease” means the lease for any of the Leased Premises.

“Leased Equipment” means the computers, servers, machinery and equipment and other similar items leased by Seller and used, held for use, necessary for use or intended to be used primarily in the operation or conduct of the Laredo Businesses as currently conducted or as currently proposed to be conducted; however, only as to such Leased Equipment for which the Seller’s leasehold interest is being transferred.

“Leased Premises” means the real property identified on Schedule 6.9.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.  In the case where the term “Material Adverse Effect” is used in a manner which may include or give reference to the Seller’s results of operations, a Material Adverse Change will be deemed to have occurred if there is a decrease of more than fifteen percent (15%) in net income or ten percent (10%) in net revenues (excluding pass-throughs) over the corresponding prior monthly, quarterly or annual period.

“Material Contracts” has the meaning given to such term in Section 6.15.

“Modified Gross Profit Contribution” means, as it applies to the operation of the Laredo Business by the Buyer as a separate profit center after the Closing Date, and, with respect to each of the 2012 through 2015 Earn-Out Periods, as measured and derived from the audited financial statements of Radiant for each respective year-ending June 30; and with respect to the 2016 Earn-Out Period, as measured and derived from the unaudited interim financial statements covering such period, the gross revenues realized during each such Earn-Out Period, less, for the same Earn-Out Period, the aggregate of: (A) the cost of purchased transportation and other direct costs of service not covered by clauses  (C), (D) and (E) below; (B) one hundred percent (100%) of any accounts receivable aged beyond ninety (90) days of invoice date and outstanding as of the end of the Earn-Out Period that have not been deducted in the calculation of Modified Gross Profit Contribution for any prior Earn-Out Period (“Bad Debt Expense”); (C) with respect to all employees who are sales personnel, (1) 120% of all base pay, (2) all commissions earned, and (3) all incentive compensation earned; (D) with respect to all independent contractors who are sales personnel, (1) 100% of all base pay, (2) all commissions earned, and (3) all incentive compensation earned; and (E) all travel and entertainment expenses incurred by Laredo Business employees and independent contractors except for expenses of commuting for Fuller and travel expenses of employees and independent contractors that were incurred other than in connection with sales efforts. For the avoidance of doubt, for the purpose of determining Modified Gross Profit Contribution, no deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Buyer or any of its Affiliates to the Laredo Business, or for any legal or accounting fees or expenses arising out of this Agreement, with the exception of costs of purchased transportation provided by Buyer or any of its Affiliates to the Laredo Business.  Any amounts deducted as Bad Debt Expense that are later paid shall result in an increase to Modified Gross Profit Contribution for the Earn-Out Period in which such payments were received.  Any such amounts paid after the end of the 2016 Earn-Out Period and before the Earn-Out Payment Date for the 2016 Earn-Out Period shall be applied in the calculation of Modified Gross Profit Contribution for the 2016 Earn-Out Period.

“Nonassignable Assets” has the meaning given to such term in Section 8.7.

“Objection Notice” has the meaning given to such term in Section 3.3(b).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” means Seller, the Partners or Buyer, individually, as the context so requires, and the term “Parties” means Seller, the Partners and Buyer together.

“Permits” means all governmental permits, licenses, registrations, orders and approvals relating to or necessary to own or use the Purchased Assets.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

“Plans” has the meaning given to such term in Section 6.23(b).

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Purchase Price” has the meaning given to such term in Section 3.1.

“Radiant Shares” has the meaning given to such term in Section 3.1(b).

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or order of effectiveness of such registration statement or document by the SEC.

“Registration Expenses” shall mean: all expenses incurred by Radiant and Buyer in complying with Section 13.12 of this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Seller, fees under state securities laws, fees of the National Association of Securities Dealers, Inc. (“NASD”), fees and expenses of listing shares of Restricted Stock on any securities exchange or automated quotation system on which the Seller's shares are listed and fees of transfer agents and registrars.

“Registration Statement” shall mean any registration statement of Radiant filed with the SEC pursuant to the provisions of Section 13.12 of this Agreement, which covers the resale of the Restricted Stock on an appropriate form then permitted by the SEC to be used for such registration and the sales contemplated to be made thereby under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including any pre- and post- effective amendments thereto, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.

“Regulated Substance” means any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by applicable Environmental Law.

“Related Person” or “Related Persons” means, with respect to a particular individual:

(i) each other member of such individual’s Family (as hereafter defined); and

(ii) any Affiliate of one or more members of such individual’s family.

With respect to a specified Person other than an individual:

(i) any Affiliate of such specified Person; and

(ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity).

“Response Period” has the meaning given to such term in Section 3.3(b).

“Restricted Stock” shall mean (i) the Radiant Shares issued under Section 3.1(b)(i)(B) of this Agreement; and (ii) any additional shares of the common stock, $.001 par value, of Radiant issued or issuable after the date hereof in respect of any of the foregoing securities, by way of a stock dividend or stock split; provided that as to any particular shares of Restricted Stock, such securities shall cease to constitute Restricted Stock, and Radiant shall have no obligation to file or maintain effectiveness of a Registration Statement, upon the earlier of such date when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder, (x) such securities are permitted to be transferred pursuant to Rule 144(b) (or any successor provision to such rule) under the Securities Act; (y) such securities are otherwise freely transferable to the public without registration under the Securities Act; or (z) one year has elapsed from the Closing Date.

“Schedules” has the meaning given to such term in the first paragraph of Article 6.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning given to such term in the first paragraph of this Agreement.

“Seller’s Indemnification Limitation Amount” is an amount equal to twenty-five (25%) percent of the Purchase Price.

“Selling Expenses” shall mean, with regard to Section 13.12: all underwriting discounts and selling commissions applicable to the sale of Restricted Stock and all accountable or non-accountable expenses paid to any underwriter in respect of such sale.

“Selling Stockholders” shall mean the Seller and any of its successors, assigns or transferees who received or hold Radiant Shares issued under this Agreement.

“Shortfall Amount” has the meaning given to such term in Section 3.1(b).

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Taxes” means all taxes, duties, charges, fees, levies or other assessments imposed by any Mexican taxing authority, or any United States federal, state or local (other than taxing authorities in the State of Washington), or other foreign taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on, minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

“Weighted Average Price” means, for the relevant period of measurement, the cumulative sum of the daily dollar volume-weighted closing price for Radiant’s common stock, for each Business Day during which Radiant’s common stock trades on the principal exchange, quotation system or reporting system upon which Radiant’s common stock trades; divided by the cumulative number of shares of Radiant’s common stock that are traded during such period of measurement. For the purposes hereof, the “daily dollar volume weighted closing price” shall be determined, for those Business Days in which trades occur during the period of measurement, as the product of: (i) the number of shares of Radiant’s common stock that trade during that particular day; and (ii) the closing price of Radiant’s common stock for that date.